Exhibit 99.3




                                [GRAPHIC OMITTED]

                             INFOWAVE SOFTWARE, INC.

               NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING

                           TO BE HELD ON JUNE 30, 2003

                                       AND

                         MANAGEMENT INFORMATION CIRCULAR

                             INFOWAVE SOFTWARE, INC.
                        Suite 200, 4664 Lougheed Highway
                            Burnaby, British Columbia
                                     V5C 5T5
                              Phone: (604) 473-3600


                            NOTICE OF 2003 ANNUAL AND
                    EXTRAORDINARY GENERAL MEETING OF MEMBERS

TAKE NOTICE that an Annual and Extraordinary General Meeting (the "Meeting") of the members of INFOWAVE SOFTWARE, INC. (the "Company") will be held at Salon A, Radisson Hotel Burnaby, 4331 Dominion Street, Burnaby, British Columbia, on June 30, 2003 at the hour of 10:00 a.m. (Vancouver time) for the following purposes:

1.   To receive the Report of Directors of the Company;

2. To receive the financial statements of the Company for its fiscal year ended December 31, 2002 and the report of the Auditors thereon;

3. To appoint Auditors for the ensuing year and to authorize the Directors to fix their remuneration;

4. To consider and, if thought advisable, approve a special resolution authorizing the continuance of the Company from its current governing jurisdiction, being British Columbia, to the federal jurisdiction of Canada;

5. To set the number of Directors of the Company at six and to elect the Directors;

6. To consider and, if thought advisable, approve an ordinary resolution authorizing the purchase of substantially all of the assets of HiddenMind Technology LLC in consideration of the issuance by the Company of 14,966,034 units at a deemed price of Cdn.$0.19 per unit, with each unit comprised of one common share and one-half of a common share purchase warrant, all as more fully described in the Information Circular accompanying this Notice;

7. To consider and, if thought advisable, approve an ordinary resolution authorizing a private placement financing of 29,473,684 units at a price of Cdn.$0.1425 per unit, with each unit comprised of one common share and one-half of a common share purchase warrant, for aggregate proceeds to the Company of US$3,000,000, all as more fully described in the Information Circular accompanying this Notice;

8.   To consider  and,  if thought  advisable,  approve an  ordinary  resolution authorizing a brokered private placement financing of up to 34,728,682 units at a price of Cdn$0.16125 per unit, with each unit comprised of one common share and one-half of a common share purchase warrant for aggregate proceeds to the Company of up to Cdn$5,600,000, all as more fully described in the Information Circular accompanying this Notice;

9. To consider and, if thought advisable, approve a new Stock Option and Stock Bonus Plan for the Company; and

10.  To transact such other business as may properly come before the Meeting.

TAKE NOTICE that pursuant to the Company Act (British Columbia) you may until June 26, 2003 give the Company a Notice of Dissent by registered mail addressed to the Company at Suite #200, 4664 Lougheed Highway, Burnaby, British Columbia, V5C 5T5, Attention: George Reznik, Chief Financial Adviser, with respect to the special resolution to approve the proposed continuance of the Company to the federal jurisdiction of Canada. As a result of giving a Notice of Dissent you may, on receiving a Notice of Intention to Act under Section 207 of the Company Act (British Columbia), require the Company to purchase all your common shares in respect of which the Notice of Dissent was given. See in the accompanying Information Circular, "Continuance of the Company to the Federal Jurisdiction - Right of Dissent with Respect to Continuance".

The accompanying Information Circular provides additional information relating to the matters to be addressed at the Meeting as is deemed to form part of this Notice.

A member entitled to attend and vote at the Meeting is entitled to appoint a proxy holder to attend and vote in his stead. If you are unable to attend the Meeting in person, please read the Notes accompanying the Form of Proxy enclosed herewith and then complete and return the Proxy within the time set out in the Notes. The enclosed Form of Proxy is solicited by Management but, as set out in the Notes, you may amend it if you so desire by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the Meeting.

DATED at Vancouver, British Columbia, this 30th day of May, 2003.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                  "Thomas Koll"

                                   Thomas Koll
                                    Chairman

                                TABLE OF CONTENTS

Solicitation of Proxies........................................................1
Appointment of Proxyholder.....................................................1
Revocability of Proxy..........................................................1
Voting Of Proxies And Exercise Of Discretion...................................1
Voting Shares And Principal Holders Thereof....................................2
Election Of Directors..........................................................2
Executive Compensation.........................................................4
   Aggregate Compensation......................................................4
   Compensation of Named Executive Officers....................................4
   Options to Purchase Securities..............................................5
   Notional Year-End Option Values.............................................5
   Termination of Employment, Change in Responsibilities and
     Employment Contracts......................................................6
   A Statement of Corporate Governance Practices...............................6
   Composition of Compensation Committee.......................................6
   Report on Executive Compensation............................................6
   Performance Graph...........................................................7
   Compensation of Directors...................................................8
Indebtedness Of Directors And Senior Officers..................................8
Appointment Of Auditors........................................................9
Financial Statements...........................................................9
Interest Of Insiders In Material Transactions..................................9
Interest Of Certain Persons In Matters To Be Acted Upon........................9
Proposed Transactions With HiddenMind LLC and Gerald Trooien...................9
   Summary.....................................................................9
   Effect of the Transactions - Capitalization and Financial Information......10
   Reasons for the Transactions...............................................11
   Fairness Opinion - Asset Purchase..........................................11
   Board Recommendation.......................................................11
Purchase of Assets of HiddenMind Technology LLC...............................11
   The Purchased Assets.......................................................12
   Purchase Price for the Purchased Assets....................................12
   Conditions.................................................................12
   Representations, Warranties, Covenants and Indemnities.....................12
   Closing and Termination....................................................13
   Nomination and Standstill Agreement........................................13
   Information Considering HiddenMind.........................................14
   Financial Advisor and Fairness Opinion.....................................14
   Member Approval............................................................14
Private Placement.............................................................15
   Nomination and Standstill Agreement........................................15
   Conditions.................................................................16
   Member Approval............................................................16
Additional Brokered Private Placement.........................................17
   Member Approval............................................................18
Continuance of the Company to the Federal Jurisdiction........................18
   General....................................................................18
   Member Approval............................................................19
   Right of Dissent with Respect to Continuance...............................20
Director and Officer Stock Option  and Stock Bonus Plan.......................21
   Introduction...............................................................21
   Background - 1997 Plan.....................................................21
   Proposed Adoption of New 2003 Plan.........................................22
   Member Approval............................................................23
Particulars Of Other Matters To Be Acted Upon.................................24

SCHEDULE "A"    A Statement of Corporate Governance Practices
SCHEDULE "B"    Information Concerning HiddenMind Technology, LLC
SCHEDULE "C"    Pro Forma Financial Statements as at March 31, 2003
SCHEDULE "D"    Audited Financial Statement of HiddenMind for each of the three years ended December 31, 2002, 2001 and 2000
SCHEDULE "E"    Fairness Opinion from Agile Equity LLC
SCHEDULE "F"    Form 11 - Articles of Continuance (Section 187)
SCHEDULE "G"    Section 207 of the Company Act (British Columbia)

                                    CURRENCY

All dollar amounts in this Information Circular and the Schedules attached hereto are references to Canadian dollars unless otherwise specified.

                             INFOWAVE SOFTWARE, INC.

               ANNUAL AND EXTRAORDINARY GENERAL MEETING OF MEMBERS
                              INFORMATION CIRCULAR

                          AS AT AND DATED MAY 30, 2003


                             SOLICITATION OF PROXIES

This Information Circular accompanies the Notice of the 2003 Annual and Extraordinary General Meeting (the "Meeting") of members of INFOWAVE SOFTWARE, INC. (the "Company") and is furnished in connection with a solicitation of proxies for use at the Meeting and at any adjournment thereof. The enclosed Form of Proxy is being solicited by management of the Company. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company may reimburse members' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals authorization to execute forms of proxy. The cost of solicitation will be borne by the Company.

                           APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying Form of Proxy (i.e., the Management proxy) are the Chairman and the Chief Financial Officer of the Company. A MEMBER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A MEMBER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.

A proxy will not be valid unless the completed Form of Proxy is received by the Company at the offices of the Company's registrar and transfer agent, Computershare Trust Company of Canada, at its offices at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, or at the head office of the Company at Suite #200, 4664 Lougheed Highway, Burnaby, British Columbia, V5C 5T5, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof.

                              REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the member or his attorney authorized in writing or, if the member is a corporation, by a duly authorized officer or attorney thereof, and deposited either at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof or, as to any matter in respect of which a vote shall not already have been cast pursuant to such proxy, with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation. A member of the Company may also revoke a proxy by signing a form of proxy bearing a later date and returning such proxy to the Chairman of the Meeting prior to the commencement of the Meeting.

A person duly appointed under an instrument of proxy will be entitled to vote the shares represented thereby, only if the Form of Proxy is properly completed and delivered in accordance with the requirements set out above under the heading "Appointment of Proxyholder" and such proxy has not been revoked.

                  VOTING OF PROXIES AND EXERCISE OF DISCRETION

If the instructions as to voting indicated in a proxy are certain, the shares represented by the proxy will be voted on any poll where a choice with respect to any matter to be acted upon has been specified in the proxy, in accordance with the specifications so made. IF A CHOICE IS NOT SO SPECIFIED, IT IS INTENDED THAT THE PERSON DESIGNATED BY MANAGEMENT IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY THE PROXY IN FAVOUR OF EACH MATTER IDENTIFIED ON THE FORM OF PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS.

The Form of Proxy accompanying this Information Circular confers discretionary authority upon the named proxyholder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the Meeting. As of the date of this Information Circular, management of the Company knows of no such amendment or variation of matters to come before the Meeting other than those referred to in the accompanying Notice of Meeting.

                   VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is currently authorized to issue 200,000,000 common shares without par value (the "Common Shares"). There are 66,659,578 Common Shares issued and outstanding as of May 30, 2003. The Board of Directors of the Company have determined that all members of record as of May 9, 2003 will be entitled to receive notice of and to vote at the Meeting. At a general meeting of the Company, on a show of hands, every member present in person and entitled to vote shall have one vote and on a poll every member present in person or represented by proxy or other proper authority and entitled to vote shall have one vote for each common share of which he is the holder. Common Shares represented by proxy will only be voted on a poll.

To the knowledge of the Directors and Senior Officers of the Company as at the date hereof, there are no persons or companies beneficially owning, directly or indirectly, or exercising control or direction over voting securities carrying more than 10% of the outstanding voting rights of the Company.

                              ELECTION OF DIRECTORS

The term of office of each of the present Directors expires at the Meeting. Each Director of the Company is elected annually and holds office until the next Annual General Meeting of the Company unless that person ceases to be a Director before then. The Company proposes to set the number of Directors at six at the Meeting.

The persons named below will be presented for election at the Meeting as management's nominees for the Board of Directors, and the proxies named in the accompanying Form of Proxy intend to vote for the election of these nominees. In the absence of instructions to the contrary, the Common Shares represented by proxy will be voted on a poll for the nominees herein listed.

MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE SLATE OR NOMINEES HEREIN LISTED, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY THE PROXY ON A POLL FOR THE ELECTION OF ANY OTHER PERSON OR PERSONS AS DIRECTORS.

The following table sets out the names of the nominees for election as Directors, the country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations for the last five years if not presently elected as a Director, the period of time for which each has been a Director of the Company, and the number of Common Shares beneficially owned by each, directly or indirectly, or over which they exercise control or direction, as at the date hereof.

                                                   Number of Common Shares
                                                   Beneficially Owned, Directly
                                                   or Indirectly, or over which    Principal Occupation and if not at
Name, Present Office Held                          Control is Exercised at the     Present an Elected Director,
and Country Ordinarily                             Date of this Information        Occupation During the Past Five (5)
Resident                     Director Since        Circular                        Years
-------------------------    --------------        ----------------------------    -----------------------------------
Thomas Koll, (1)(2)(3)       May 8, 2001                     1,960,784             Chairman of the Company
Chairman, USA

Jim McIntosh,                February 21, 1997               2,664,381             Self-Employed Businessperson
Director, Canada (1)(2)

Stephen Wu, (3)              November 20, 2002                  Nil                Founder and Managing Director of
Director, USA                                                                      Alliance MG (management consulting)
                                                                                   since June, 2002; Managing Director
                                                                                   and Founder of Asian Technology
                                                                                   Venture Fund of The Carlyle Group
                                                                                   from May, 2000 to June, 2002; various
                                                                                   senior level management positions
                                                                                   with Microsoft Corporation from 1989
                                                                                   to May 2000, including Regional
                                                                                   General Manager, Asia.

Lew Turnquist, (1)(3)        November 20, 2002                  Nil                Independent Consultant since April
Director, Canada                                                                   2002; President of JoCommerce Inc.
                                                                                   (software company) since February
                                                                                   2001 to April 2002; Executive Vice
                                                                                   President and Chief Operating Officer
                                                                                   of Cell-Loc Inc. from 1989 to
                                                                                   December 2000; Co-Founder and
                                                                                   Director of Marketing and Assistant,
                                                                                   Vice-President, Corporate
                                                                                   Communications of Saraide Inc.
                                                                                   (wireless internet service).

Jean-Francois Heitz,         NA                                 Nil                Retired Deputy Chief Financial
Nominee Director, USA                                                              Officer, Microsoft Corporation from
                                                                                   April 2000 to June 2003; Treasurer,
                                                                                   Microsoft Corporation from 1998 to
                                                                                   April 2000; various senior level
                                                                                   management positions with Microsoft
                                                                                   Corporation from 1989 to 1998.

Jerry Meerkatz,              NA                                 Nil                Vice-President and General Manager of
Nominee Director, USA                                                              Hewlett Packard Company, Cross
                                                                                   Industry Business Solutions Division
                                                                                   from June 2002 to present; various
                                                                                   management positions  with Compaq
                                                                                   Corporation, including Vice-President
                                                                                   and General Manager, Mobility
                                                                                   Division from October 1988 to June
                                                                                   2002.

Notes:

     (1) Current Member of Audit Committee. The Audit Committee will be reconstituted after the Meeting.
     (2) Current Member of the Compensation Committee. The Compensation Committee will be reconstituted after the Meeting.
     (3) Current Member of Corporate Governance and Nominating Committee. This Committee will be reconstituted after the Meeting.

Prior to the election of Directors, the Company intends to seek approval of, and to give effect to, the continuation of the Company under the Canada Business Corporations Act. See "Continuance of the Company under the Federal
Legislation". Under the Canada Business Corporations Act, not less than 1/4 of the Directors must be residents of Canada. Under the Company Act (British Columbia), under which the Company is currently organized, a majority of Directors must be residents of Canada. In the event the continuation is not approved, management intends to seek the nomination of additional Canadian residents from those in attendance at the Meeting so as to meet residency requirements of the Company Act (British Columbia).

Advance Notice of the Meeting was published in the May 2, 2003 edition of the Vancouver Sun newspaper, pursuant to Section 111 of the Company Act.

                             EXECUTIVE COMPENSATION

Aggregate Compensation

For the fiscal year ended December 31, 2002, there were 6 executive officers of the Company and the aggregate cash compensation paid to them by the Company was US$746,816. Except as described herein, there are no plans in effect pursuant to which cash or non-cash compensation was paid or distributed to such executive officers during the most recently completed financial year or is proposed to be paid or distributed in a subsequent year.

Compensation of Named Executive Officers

The following table sets forth all compensation paid expressed in US dollars in respect of the Chief Executive Officer of the Company and any person serving as executive officer at the end of the most recently completed fiscal year of the Company whose total salary and bonus exceeded $100,000 plus any additional individuals who were not executive officers at the end of the fiscal year, but who would otherwise have been included (the "Named Executive Officers") for the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table
-------------------------------------------------------------------------------------------------------------------------
|                                      |        |                            |       Long-Term       |                 |
|                                      |        |                            |     Compensation      |                 |
|                                      |        |      Annual Compensation   |-----------------------|                 |
|                                      |        |----------------------------|      Securities       |    All Other    |
|Name and Principal Position           |        |     Salary    |   Bonus    |  Underlying Options   |  Compensation   |
|                                      |        |      (US$)    |   (US$)    |                       |      (US$)      |
|----------------------------------------------------------------------------------------------------------------------|
|Thomas Koll                           |  2002  |     $204,808  |          - |        675,000        |        -        |
|Chairman of the Board(1)              |  2001  |      305,577  |          - |        925,000        |        -        |
|                                      |  2000  |            -  |          - |           -           |        -        |
|----------------------------------------------------------------------------------------------------------------------|
|Jim McIntosh                          |  2002  |           $-  |         $- |        75,000         |        -        |
|President (2)                         |  2001  |            -  |          - |           -           |        -        |
|                                      |  2000  |            -  |          - |           -           |        -        |
|----------------------------------------------------------------------------------------------------------------------|
|George Reznik                         |  2002  |      $88,152  |    $19,783 |        375,000        |        -        |
|Chief Financial Officer(3)            |  2001  |            -  |          - |           -           |        -        |
|                                      |  2000  |            -  |          - |           -           |        -        |
|----------------------------------------------------------------------------------------------------------------------|
|Sal Visca                             |  2002  |     $141,801  |    $12,200 |        225,000        |        -        |
|Chief Technology Officer              |  2001  |      141,291  |     15,457 |        198,000        |        -        |
|                                      |  2000  |      121,188  |     10,660 |           -           |        -        |
|----------------------------------------------------------------------------------------------------------------------|
|Ron Jasper(4)                         |  2002  |     $144,000  |    $23,200 |        150,000        |       $-        |
|Vice President, Network Operator      |  2001  |      160,000  |     30,575 |        90,000         |        -        |
|Solutions                             |  2000  |       96,154  |     26,500 |        45,000         |      4,327      |
|----------------------------------------------------------------------------------------------------------------------|
|Paul Huntingdon(5)(6)                 |  2002  |      $93,611  |     $3,086 |        74,000         |     $16,175     |
|General Manager, Europe               |  2001  |            -  |          - |           -           |        -        |
|                                      |  2000  |            -  |          - |           -           |        -        |
------------------------------------------------------------------------------------------------------------------------

Notes:

     (1) Mr. Koll was appointed Chief Executive Officer and Director on February 15, 2001. Mr. Koll was appointed President on August 8, 2001. Mr. Koll was appointed Chairman on April 23, 2002 and resigned as President and Chief Executive Officer on that date.
     (2) Mr. McIntosh resigned as President and Chief Executive Officer on July 5, 2000. Mr. McIntosh was formally appointed President on April 23, 2002 to meet the requirements of the Company Act (British Columbia) that the Company have a President. Mr. McIntosh, in his capacity as a Director of the Company, serves as a member of the Office of the President.
     (3)  Mr. Reznik joined the Company in February 2002.
     (4)  Mr. Jasper resigned as of January 17, 2003.
     (5) Mr. Huntingdon joined the Company in March 2002 and was subsequently promoted to General Manager, Europe in January 2003.

     (6)  Other compensation refers to sales commissions.
     (7) Effective April 23, 2002, the Company appointed an Office of the President, which is a committee comprised of George Reznik, Chief Financial Officer, Sal Visca, Chief Technology Officer, Bill Tam,
          Executive  Vice  President  Sales  and  Marketing,  and Jim  McIntosh,
          Director. As the Company Act (British Columbia) requires the Company to have a President, Jim McIntosh has formally been appointed President.

Options to Purchase Securities

A total of 1,574,000 options to purchase Common Shares of the Company were granted to the Named Executive Officers during the fiscal year ended December 31, 2002. These options are described in the table set forth below:

Option Grants in 2002
---------------------------------------------------------------------------------------------------------------
                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------
                                                                                   Potential Realizable Value
                                        % of Total                                At Assumed Annual Rates Of
                          Number of      Options                                    Stock Price Appreciation
                          Securities    Granted to     Exercise                         For Option Term
                          Underlying    Employees     Price (per
                           Options      in Fiscal      share)(2)    Expiration                Cdn$
              Name         Granted       Year (1)         $            Date            5%             10%
---------------------------------------------------------------------------------------------------------------
Thomas Koll(3)               75,000       2.2%          0.15         Jul 23/07       $ 3,108       $  6,868
                            600,000       17.9%         0.22          Nov 1/07        36,469         80,587
---------------------------------------------------------------------------------------------------------------
Jim McIntosh(3)              75,000       2.2%          0.15         Jul 23/07         3,108          6,868
---------------------------------------------------------------------------------------------------------------
George Reznik               150,000       4.5%          0.65          Mar 1/07        26,937         59,525
                            225,000       6.7%          0.18         Jul 10/07        11,189         24,726
---------------------------------------------------------------------------------------------------------------
Sal Visca                   225,000       6.7%          0.18         Jul 10/07        11,189         24,726
---------------------------------------------------------------------------------------------------------------
Ron Jasper                  150,000       4.5%          0.18         Jul 10/07         7,460         16,484
---------------------------------------------------------------------------------------------------------------
Paul Huntingdon              24,000       0.7%          0.50         Mar 18/07         3,315          7,326
---------------------------------------------------------------------------------------------------------------
Paul Huntingdon              50,000       1.5%          0.18         Jul 10/07         2,487          5,495
---------------------------------------------------------------------------------------------------------------

Notes:
     (1) During 2002, options to purchase a total of 3,351,400 Common Shares were issued to employees and directors.
     (2) The exercise price per share was equal to the fair market value of the Common Shares at the close of business on the date prior to the date of grant as determined by the Board,
     (3) The options were granted to Mr. McIntosh and Mr. Koll as compensation for their services as a Director.

Notional Year-End Option Values

Options to acquire a total of 55,000 Common Shares of the Company were exercised by the Named Executive Officers during the last completed financial year. The notional value of unexercised but exercisable/unexercisable options at year end is set out in the table below:

Aggregated Option Exercises in 2002 and Year-End Option Values
----------------------------------------------------------------------------------------------------------------------
                                                               Number of Securities        Value of Unexercised but
                         Securities                           Underlying Unexercised       Exercisable in-the-money
                        Acquired on      Aggregate Value   Options (1) at Year End (#)     Options at Year End (2)
        Name            Exercise (#)        Realized        Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------------
Thomas Koll                  -                  -                 81,250/593,750                $4,625/$20,875
----------------------------------------------------------------------------------------------------------------------
Jim McIntosh                 -                  -                 181,248/43,750                $3,125/$4,375
----------------------------------------------------------------------------------------------------------------------
George Reznik                -                  -                 56,250/168,750                $3,938/$11,813
----------------------------------------------------------------------------------------------------------------------
Sal Visca                  44,000            $51,920              56,250/168,750                $3,938/$11,813
----------------------------------------------------------------------------------------------------------------------
Ron Jasper                 11,000            $18,700              37,500/112,500                $2,625/$7,875
----------------------------------------------------------------------------------------------------------------------
Paul Huntingdon              -                  -                 12,500/61,500                  $875/$4,305
----------------------------------------------------------------------------------------------------------------------

Notes:
     (1)  Options to purchase Common Shares.
     (2) Maximum notional value at December 31, 2002 based upon the December 31, 2002 closing price of the Common Shares on the TSX of $0.25.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company's policy is to require all employees, including its Named Executive Officers, to enter into agreements requiring the non-disclosure of confidential information of the Company, and the assignment and confirmation of the Company's ownership of all intellectual property rights in the course of such employee's employment with the Company.

On April 23, 2002, Mr. Thomas Koll was appointed Chairman of the Company and resigned as President and Chief Executive Officer. At that time, Mr. Koll and the Company entered into an amended employment contract under which his annual salary was reduced from US$315,000 to US$150,000 and Mr. Koll waived certain payments due to him under the original employment contract. Mr. Koll subsequently entered into an amended employment contract under which his annual salary was further reduced from US$150,000 to US$60,000. The amended employment contract provides that, if Mr. Koll's employment is terminated for any reason (including termination by Mr. Koll), the Company shall pay him a lump sum payment of US$350,000. If Mr. Koll's employment is terminated without cause all of his options which would otherwise vest during the twelve months following his termination shall immediately vest. As security for the payments described above, the Company agreed to pay US$350,000 into a trust account.

The Company has entered into an employment agreement with Sal Visca, Chief Technology Officer, which provides that the Company will pay Mr. Visca a retention bonus of Cdn$175,000, payable in the following circumstances and at the earliest of the following times: (a) if his employment is neither terminated by him, nor by the Company for cause prior to July 31, 2003, on August 1, 2003;
(b) if he voluntarily terminates his employment or if the Company terminates his employment for cause between August 1, 2002 and July 31, 2003, on the day after his employment is so terminated; or (c) if his employment is terminated by the Company without cause at any time before July 31, 2003, then on the day after his employment is terminated.

Except as described above, no Named Executive Officer has any special compensatory plan or arrangement, including payment to be received from the Company or any of its subsidiaries, if such plan or arrangement results or will result from the resignation, retirement or any other termination of employment of the Named Executive Officer's employment with the Company and its subsidiaries or from a change of control of the Company or any subsidiary or a change in the Named Executive Officer's responsibilities following a change-in-control where the amount involved, including all periodic payments or instalments, exceeds $100,000.

A Statement of Corporate Governance Practices

The Board of Directors of the Company adopted a Corporate Governance Policy (the "Policy") on March 20, 2000. The Company's compliance with the guidelines for corporate governance as set out in the TSX Company Manual (the "Manual") is described in Schedule "A" to this Information Circular.

Composition of Compensation Committee

During 2002, the Compensation Committee was comprised of Barb Richardson and Jim McIntosh, both of whom are unrelated directors, and Thomas Koll, Chairman, who is a related director but an outside director. Barb Richardson recently resigned as a Director. The Compensation Committee will be reconstituted after the Meeting.

Report on Executive Compensation

The   Compensation   Committee  is  responsible  for   establishing   management
compensation  based  on  the  Board  of  Directors'   evaluation  of  management
performance. It is the responsibility of the Compensation Committee to ensure management compensation is competitive to enable the Company to continue to attract talented individuals. Ordinarily, the Chief Executive Officer meets with the Compensation Committee annually to receive their recommendations. Since the establishment of the Company's Office of the President, Jim McIntosh as a Director liases between the Compensation Committee and the Office of the President. All final decisions require approval of the Board of Directors.

It is the policy of the Compensation Committee to compensate management for performance using three forms of remuneration: base salary, cash bonus and stock option grants. Base salary is determined largely by reference to market conditions, while annual incentive cash and stock option awards provide the opportunity for cash compensation and enhanced share value based upon exceptional individual and departmental performance and the overall success of the Company in any given year. The Compensation Committee does not have a pre-determined performance based compensation plan but rather reviews the performance of each Named Executive Officer at the end of each fiscal year.

In April 2002, Mr. Thomas Koll was appointed Chairman of the Company and resigned as President and Chief Executive Officer. His salary was reduced from US$315,000 to US$150,000 per annum in June 2002 and, subsequently, further reduced to US$60,000 in November 2002. Effective April 23, 2002, the Company appointed an Office of the President, which is a committee comprised of George Reznik, Chief Financial Officer, Sal Visca, Chief Technology Officer, Bill Tam, Executive Vice President Sales and Marketing, and Jim McIntosh, Director.

The Compensation Committee believes that the salary paid to each member of the Office of the President (other than Mr. McIntosh who is a Director and not a member of management) was commensurate with his position, his experience and salaries paid by comparable companies. In considering comparable companies, the Compensation Committee considered, among other things, the industry in which the Company operates, the competitive landscape for hiring executives within this industry, the public nature of the Company, the market capitalization of the Company and the responsibilities of each of the members of the Office of the President (other than Mr. McIntosh).

In addition to the members of the Office of the President (other than Mr. McIntosh), the Compensation Committee also considered the form and amount of compensation provided to each of the other Named Executive Officers. The Compensation Committee generally awarded bonuses and granted stock options based upon the success of the Company during 2002, including the advancement of the development of the Company's technology, the meeting of corporate finance milestones and the development of important long-term strategic alliances. The Compensation Committee also reviewed the annual salaries of each of the other Named Executive Officers and established their salaries at levels which the Compensation Committee believes are competitive with comparable companies as described above. The Compensation Committee believes that, to the extent possible, the Company should continue to incentivize all of the Named Executive Officers through a combination of stock option grants and performance based bonuses as opposed to general increases in annual salary.

Performance Graph

The Common Shares of the Company currently trade on The Toronto Stock Exchange (the "TSX") under the symbol "IW". The Common Shares were listed on the TSX on October 14, 1999. Prior to listing on the TSX, the Common Shares were listed on the Vancouver Stock Exchange (the "VSE") on October 14, 1997 and were delisted from the VSE on November 26, 1999. The following chart compares the total cumulative shareholder return for $100 invested in Common Shares of the Company on December 31, 1998, with the cumulative total return of the S&P/TSX Composite Index (formerly the TSE 300 Composite Index) for the period from December 31, 1998 to December 31, 2002.

                          Five Year Performance Chart
                                [OBJECT OMITTED]

                        --------------------------------------------------------
                         Dec-98       Dec-99     Dec-00      Dec-01     Dec-02
   -----------------------------------------------------------------------------
   S&P/TSX Composite
   Index                $100.00      $129.72     $137.74    $118.54     $101.98
   -----------------------------------------------------------------------------
   Infowave             $100.00    $1,538.10     $504.76    $150.48     $23.81
   -----------------------------------------------------------------------------

Compensation of Directors

No remuneration was paid to the current Directors of the Company in their capacity as Directors, for the fiscal year ended December 31, 2002.

There are currently no agreements or arrangements with any Directors of the Company in respect of cash compensation in their capacity as Directors, other than incentive stock options granted to such Directors.

No pension plan or retirement benefit plans have been instituted by the Company and none are proposed at this time.

                  INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

The following Executive Officer is the only Director or executive officer indebted to the Company:


---------------------------------------------------------------------------------------------------------------
                                    Involvement       Largest Amount      Amount Outstanding
                                    of Issuer or    Outstanding During    as at December 31,      Security for
Name and Principal Position          Subsidiary            2002                  2002             Indebtedness
---------------------------------------------------------------------------------------------------------------
Sal Visca,                           Company             $175,000              $175,000               Nil
Chief Technology Officer
---------------------------------------------------------------------------------------------------------------

The foregoing amount was loaned to Mr. Visca as part of a retention arrangement made between Mr. Visca and the Company. See "Termination of Employment, Change in Responsibilities and Employment Contracts". The amount bears no interest and is repayable on demand on or after July 1, 2002 and matures on the earlier of July 31, 2003 and the date of cessation of Mr. Visca's employment with the Company.

                             APPOINTMENT OF AUDITORS

Management proposes the appointment of KPMG, Chartered Accountants, as Auditors of the Company for the ensuing year and that the Directors be authorized to fix their remuneration. KPMG have been the Company's Auditors since December, 1996. During the fiscal year ended December 31, 2002, the Company paid KPMG a total of Cdn$155,861 for services rendered as follows:

        Description of Service                     Invoiced Amount
        -----------------------------------------------------------
        Core Audit and Quarterly Reviews                   $93,085
        Audit Related Services                                   -
        Prospectus Related Services                         25,000
        Tax Services                                        31,940
        IT Consulting Services                               5,836
        -----------------------------------------------------------
        Total Billings                                    $155,861
        -----------------------------------------------------------

                              FINANCIAL STATEMENTS

The audited financial statements for the fiscal year ended December 31, 2002 and the Auditor's Report thereon are included with this Information Circular and will be placed before the Meeting for approval of the members.

                  INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No Director, senior officer or principal shareholder of the Company, or associate or affiliate of any of the foregoing, has any other material interest, direct or indirect, in any transaction or in any proposed transaction, which has materially affected or will materially affect the Company, from January 1, 2002 through December 31, 2002.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the Directors or senior officers of the Company, no management nominee for election as a Director of the Company, none of the persons who have been Directors or senior officers of the Company since the commencement of the Company's last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than as disclosed in this Information Circular.

          PROPOSED TRANSACTIONS WITH HIDDENMIND LLC AND GERALD TROOIEN

Summary

The Company has entered into agreements to complete the following transactions:

o The Company has agreed to acquire substantially all of the assets (the "Purchased Assets") of HiddenMind Technology LLC, a Delaware limited liability company ("HiddenMind") pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated May 28, 2003 between the Company and HiddenMind (the "Asset Purchase"). The purchase price for the Purchased Assets is US$2,031,105. The purchase price is payable by the Company through the issuance to HiddenMind of 14,966,034 units at a deemed price of Cdn.$0.19 per unit (and based on an agreed Canada/U.S. dollar exchange rate of 1.40:1.00). Each unit shall be comprised of one Common Share and one-half of a purchase warrant to acquire a Common Share. Each full warrant entitles HiddenMind to purchase one additional Common Share at an exercise price of Cdn.$0.19 until the second anniversary of the Closing Date (as defined below). See "Purchase of Assets of HiddenMind Technology LLC".

o The Company has agreed to complete a private placement of 29,473,684 units at a price of Cdn.$0.1425 per unit for aggregate proceeds of U.S.
     $3,000,000 (based on an agreed Canada/U.S. dollar exchange rate of 1.40:1.00) to Gerald L. Trooien ("Trooien"), the controlling member of HiddenMind. Each unit shall be comprised of one Common Share and one-half of a purchase warrant to acquire a Common Share. Each full warrant entitles Trooien to purchase one Common Share at an exercise price of Cdn.$0.19 until the second anniversary of the Closing Date (as defined below). See "Private Placement".

(the Asset Purchase and the Private Placement are together the "Transactions")

Each of the Transactions is required to be approved by members at the Meeting. In the event such approval is obtained and certain other conditions to closing are met, the Board of Directors expects the Transactions to close concurrently on or around June 30, 2003 (the "Closing Date"). The closing of each Transaction is conditional upon the other Transaction closing.

The Board of Directors of the Company unanimously recommends that the members vote in favour of the resolutions approving each of the Transactions.

Effect of the Transactions - Capitalization and Financial Information

The following table sets out the consolidated capitalization of the Company as at March 31, 2003 (i) on an actual basis; (ii) as adjusted to reflect the issuance of Common Shares under Asset Purchase; and (iii) as adjusted to reflect to the issuance of Common Shares under the Private Placement. The table should be read in conjunction with the consolidated financial statements and notes thereto contained in this Information Circular.

                                                                                   Outstanding        Outstanding
                                                                                      as at              as at
                                                                 Outstanding      March 31, 2003    March 31, 2003
                                                                    as at             after          after Private
                                                               March 31, 2003      Acquisition         Placement
SHAREHOLDERS' EQUITY:
   Share Capital                                                 $56,564,963       $58,596,068        $61,596,068

   (authorized 200,000,000 voting common shares)                 (66,659,578       (81,625,612       (111,099,296
                                                                  issued and        issued and         issued and
                                                                outstanding)      outstanding)       outstanding)
   Additional Paid-In Capital                                         15,941            15,941             15,941
   Other equity instruments                                        1,613,096         1,613,096          1,613,096
   Deficit                                                      (55,297,602)      (55,297,602)       (55,297,602)
Cumulative translation account                                     (281,758)         (281,758)          (281,758)
                                                           -------------------------------------------------------
Total Shareholders' Equity                                        $2,614,640        $4,645,745         $7,645,745
                                                           =======================================================

The Company has 4,795,333 options to purchase Common Shares outstanding under its stock option plan as at March 31, 2003. The Company has 29,343,761 warrants to purchase 29,343,761 Common Shares outstanding as at March 31, 2003, which number increases to 36,826,778 warrants to purchases Common Shares after giving effect to the Acquisition and further to 51,563,620 warrants to purchase Common Shares after further giving effect to the Private Placement.

Upon completion of the Transactions, HiddenMind and Trooien shall collectively hold approximately 40% of the issued and outstanding Common Shares and, as a result, will control the Company.

The   Transactions   may  constitute  a  "flip-in  event"  under  the  Company's
Shareholder Rights Plan (the "Rights Plan"). Under the terms of the Rights Plan, the Board of Directors may waive the application of the Rights

Plan to the Transactions with the approval of a majority of not less than 1/2 of the votes cast by "Independent Shareholders" (within the meaning of the Rights
Plan) at the Meeting. All of the members of the Company are "Independent Shareholders". The members will not be asked at the Meeting to approve the continued existence of the Rights Plan and, under its terms, it will lapse as at the date of the Meeting. See "Shareholder Rights Plan". Member approval of the Transactions will constitute approval of the waiver of the flip-in event pursuant to the Rights Plan.

The Asset Purchase is a "significant probable acquisition" under the Canadian Securities Administrators' National Instrument 44-101 - Short Form Prospectus Distributions ("NI 44-101"). As required under NI 44-101, attached hereto as Schedule "C" are consolidated pro forma financial statements of the Company as at March 31, 2003 after giving effect to the Transactions and attached hereto as Schedule "D" are the audited financial statements of HiddenMind for the years ended December 31, 2002, 2001 and 2000.

Reasons for the Transactions

The Board of Directors believe that the Asset Purchase provides the Company with, among other things:

o valuable and complimentary technology for its enterprise wireless software business;

o    valuable strategic partner and customer relationships;

o    a greater revenue stream; and

o    enhanced operations in the Eastern United States.

The Board of Directors believe that the Private Placement will provide the Company with additional capital in order to strengthen the Company's financial position, to continue to develop the Company's products and services, to continue to allow the Company to compete with its competitors and to integrate the Purchased Assets into the Company.

Fairness Opinion - Asset Purchase

In connection with the Asset Purchase, the Company has retained Agile Equity LLC ("Agile") of New York, New York to serve as its financial adviser and to prepare an opinion as to the fairness (the "Fairness Opinion") of the Asset Purchase from a financial point of view to the members of the Company. Agile has concluded for the Board of Directors that the Asset Purchase is fair from a financial point of view to the members of the Company. A copy of the Fairness Opinion is attached as Schedule "E" to this Information Circular.

Board Recommendation

The Board of Directors of the Company has reviewed the terms and conditions of each of the Transactions and has concluded that each of the Transactions is fair to the Company's members, and is in the best interests of Company and its members. The Board of Directors of the Company unanimously recommends that the members vote in favour of the resolutions approving each of the Transactions.

                 PURCHASE OF ASSETS OF HIDDENMIND TECHNOLOGY LLC

The Asset Purchase will be completed in accordance with the terms of the Purchase Agreement which contains, among other things, customary representations and warranties, covenants and conditions to closing, including the provisions set forth in this Information Circular.

The Purchased Assets

Pursuant to the Purchase Agreement, the Company will purchase the Purchased Assets. The Purchased Assets consist of all right, title and interest of HiddenMind in and to substantially all tangible and intangible assets of HiddenMind, except the following assets which are to be retained by HiddenMind:

o All insurance policies of HiddenMind obtained in connection with its business and all rights of HiddenMind (including rights to receive dividends) under or arising out of such insurance policies;

o Any rights to recovery by HiddenMind arising out of litigation with respect to its business that is pending prior to or commences after the Closing Date;

o HiddenMind's interest in all real property leases to which HiddenMind is a party that are used in connection with its business; and

o    certain non-material contracts.

The  Company  will  not  assume  any  liabilities  of  HiddenMind,   other  than
liabilities arising after closing under contracts which are assumed. The Company expects to hire five of HiddenMind's current ten employees.

Purchase Price for the Purchased Assets

The purchase price for the purchased assets is payable by the Company through the issuance to HiddenMind of 14,966,034 units at a deemed price of Cdn.$0.19 per unit for a total of U.S. $2,031,105 (based on an agreed Canada/U.S. dollar exchange rate of 1.40:1.00). Each unit is comprised of one Common Share and one-half of a purchase warrant to acquire Common Shares (the "Warrants").

Each full Warrant is exercisable for one Common Share of the Company at an exercise price of Cdn.$0.19 (the "Warrant Exercise Price") until the second anniversary of the Closing Date. Pursuant to the terms of the Warrant, the Warrant Exercise Price shall be adjusted at any time prior to the expiry of the Warrants in certain standard stated events.

Conditions

The completion of the Asset Purchase is subject to the satisfaction or waiver of a number of conditions for the benefit of each of the parties to the Purchase Agreement. These conditions are similar to conditions of transactions between arm's length parties that are similar to the Asset Purchase and include:

     (a)  approval of the Asset Purchase by members of the Company;

     (b) receipt by the Company of the Fairness Opinion and the Fairness Opinion not being withdrawn;

     (c)  receipt of applicable regulatory approvals;

     (d) there being no material adverse change in either HiddenMind or the Company;

     (e) execution of employment and assignment of inventions and intellectual property agreements between the Company and employees of HiddenMind who are selected by the Company, on terms satisfactory to the Company at its sole discretion; and

     (f)  closing of the Private Placement.

Representations, Warranties, Covenants and Indemnities

HiddenMind has made representations and warranties in the Purchase Agreement in respect of matters that are usually the subject of representations and warranties in transactions between arm's length parties that are similar to the Asset Purchase and include matters such as ownership of the Purchased Assets and the accuracy of statements in this Information Circular with respect to HiddenMind.

As security for the payment of any liabilities arising from any misrepresentation made by HiddenMind under the Purchase Agreement, HiddenMind has agreed to place the 14,966,034 units issued by the Company in escrow with an escrow agent for a period of fifteen months. In the event the Company makes a valid claim for misrepresentation, the escrow agent will satisfy the claim by delivering the units at a deemed price of Cdn.$0.19 per unit.

The Company and Trooien have entered into an Indemnification Agreement pursuant to which Trooien has agreed to indemnify the Company and hold it harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Company may suffer, sustain or become subject to, as a result of any claims or threatened claims in respect of or arising out of, directly or indirectly: (i) certain office lease obligations;
(ii) certain outstanding litigation by former shareholders in HiddenMind Technology, Inc. (a predecessor of HiddenMind - see "Information Concerning HiddenMind") against HiddenMind Technology, Inc., HiddenMind and certain of its current and former directors and officers; and (iii) any employment obligations, including without limitation severance obligations of HiddenMind to its employees or former employees.

Closing and Termination

If the Asset Purchase is approved by the members and the other conditions to the completion of the Asset Purchase are satisfied, the Asset Purchase is expected to be completed on June 30, 2003 or as soon as practicable thereafter. If any of the conditions described above or otherwise contained in the Purchase Agreement are not fulfilled or performed, the party entitled to the benefit of such condition may terminate the Purchase Agreement or, in certain cases, waive the condition in whole or in part.

Nomination and Standstill Agreement

Pursuant to the terms of the Purchase Agreement, the Company, HiddenMind and Trooien will enter into a Nomination and Standstill Agreement (the "Nomination and Standstill Agreement") at closing of the Asset Purchase.

The Nomination and Standstill Agreement provides that the Company shall nominate and use its reasonable efforts to have elected to the Board of Directors of the Company, one nominee of Trooien. This right expires if at any time HiddenMind and Trooien, together with their affiliates, collectively no longer hold greater than 20% of the issued and outstanding Common Shares of the Company.

Under the Nomination and Standstill Agreement, each of HiddenMind and Trooien will agree that, for a period from four months from the Closing Date until the earlier of (i) the date upon which HiddenMind and Trooien no longer hold greater than 20% of the issued and outstanding Common Shares of the Company, and (ii) twenty-four months from the Closing Date, HiddenMind and Trooien will not, directly or indirectly, sell, assign, transfer or otherwise dispose of any of the securities of the Company acquired by them, in connection with the Transactions or otherwise, to a person who will thereby acquire greater than 15% of the issued and outstanding Common Shares of the Company, except with respect to a disposition made:

     (a)  pursuant to a takeover bid made to all members;

     (b) pursuant to a transaction which is approved by the Board of Directors of the Company;

     (c) to an affiliate or associate who agrees to be bound by the Standstill Agreement; or

     (d)  to  a  non-competitor  who  agrees  to  be  bound  by  the  Standstill
          Agreement.

In addition, HiddenMind and Trooien will agree that during this same period neither HiddenMind or Trooien, nor any of their affiliates will, without the prior consent of the Board of Directors of the Company, which consent shall be at the sole and absolute discretion of the Board of Directors, directly or indirectly take certain specified actions to acquire control of the Company.

All of the restrictions under the Nomination and Standstill Agreement shall cease in the event that:

     (a) Thomas Koll, or such successor agreed to by HiddenMind and Trooien, is no longer the Chairman of the Company;

     (b) at a general meeting of the members of the Company, there is elected a majority of Directors who were not the nominees of Company management;

     (c) the Company ceases to operate, or announces that it intends to cease operating, primarily as a developer of wireless software solutions; or

     (d) the Company acquires a company, partnership or other entity or business and, as a result, the Company on a consolidated basis is no longer primarily a developer of wireless software solutions.

Information Considering HiddenMind

A description of the business and affairs of HiddenMind is attached hereto as Schedule "B".

The Company intends to immediately integrate HiddenMind's business into the business of the Company. The Company currently expects to open a small satellite office in North Carolina and expects to retain five of HiddenMind's current ten employees. The Company will integrate certain of HiddenMind's technology into the technology of the Company. The Company has not yet determined whether it will continue to market HiddenMind's products as stand alone products.

Financial Advisor and Fairness Opinion

In September, 2002, the Board of Directors retained Agile Equity LLC ("Agile") of New York to assist management and the Board of Directors in identifying and pursuing acquisitions and other transactions in order to enhance shareholder value. Agile is paid fees for its services, including fees which are contingent on the success of a transaction.

In addition, in connection with the Asset Purchase, the Company retained Agile to serve as its financial adviser and to prepare an opinion as to the fairness (the "Fairness Opinion") of the Asset Purchase from a financial point of view to the members of the Company. Agile has concluded for the Board of Directors that the Asset Purchase is fair from a financial point of view to the members of the Company. A copy of the Fairness Opinion is attached as Schedule "D" to this Information Circular. Agile was paid a fixed fee for the Fairness Opinion upon delivery of the Fairness Opinion to the Board of Directors.

Member Approval

To become effective, the ordinary resolution approving the Asset Purchase must be approved by a majority of not less than 1/2 of the votes cast by members who, being entitled to do so, vote in person or by proxy on the resolution. Accordingly, members will be asked at the Meeting to approve the following ordinary resolution:

                    "BE IT RESOLVED as an ordinary resolution of the members of Infowave Software, Inc. (the "Company") that:

                    1. the purchase (the "Asset Purchase") by the Company of substantially all of the assets of HiddenMind Technology LLC ("HiddenMind") pursuant to the Asset Purchase Agreement dated May 28, 2003 (the "Purchase Agreement") between the Company and HiddenMind, all as more particularly described in the Company's Information Circular dated May 30, 2003, is hereby confirmed and approved;

                    2. the issuance by the Company of 14,966,034 units ("Units") to HiddenMind at a deemed price of Cdn.$0.19 per Unit, with each Unit comprising one Common Share and one-half of a purchase warrant to acquire Common Shares (the "Warrants"), all as more particularly described in the Company's Information Circular dated May 30, 2003 is hereby confirmed and approved;

                    3. the issuance of Common Shares issuable upon the exercise of the Warrants comprising part of the Units, all as more particularly described in the Company's Information Circular dated May 30, 2003, are hereby authorized and approved;

                    4. the Company's Shareholders' Rights Plan, if in effect at the time of completion of the Asset Purchase, shall be waived in connection with the issuance of the Units and any subsequent issue of Common Shares upon exercise of the Warrants; and

                    5. the Directors and Officers of the Company be and are hereby authorized and directed to do, sign and execute all things, deeds and documents necessary or desirable to fulfil the Company's obligations under the Asset Purchase Agreement."

                                PRIVATE PLACEMENT

The Private Placement will be completed pursuant to the Subscription Agreement which contains, among other things, customary representations, warranties and covenants, including the provisions set forth in this Information Circular.

Under the Subscription Agreement, the Company has agreed to complete a private placement of 29,473,684 units at a price of Cdn.$0.1425 per unit for aggregate proceeds of U.S. $3,000,000 (based on an agreed Canada/U.S. dollar exchange rate of 1.40:1.00) to Gerald L. Trooien ("Trooien"), the controlling member of HiddenMind. Each unit shall be comprised of one Common Share and one-half of a purchase warrant to acquire Common Shares (the "Warrants").

Each full Warrant entitles Trooien to purchase one Common Share at an exercise price of Cdn.$0.19 (the "Warrant Exercise Price") until the second anniversary of the Closing Date. The Warrant Exercise Price may be adjusted at any time prior to the expiry of the Warrants in certain standard stated events.

At Closing of the Private Placement, Trooien shall be entitled to appoint one person to the Board of Directors of the Company to serve until the next annual general meeting. Thereafter, management of the Company will nominate and use reasonable efforts to cause to be elected one appointee of Trooien. Trooien's appointee shall resign, if requested by the Company, at any time that Trooien, HiddenMind and their affiliates hold less than 20% of the number of Common Shares issued and outstanding from time to time (calculated on a non-fully diluted basis). All reasonable expenses incurred by Trooien's appointee while attending Board meetings of the Company will be reimbursed by the Company.

Nomination and Standstill Agreement

Under the Private Placement, Trooien shall enter into the Nomination and Standstill Agreement. See "Purchase of Assets of HiddenMind Technology, LLC - Nomination and Standstill Agreement".

Conditions

The completion of the Private Placement is subject to the satisfaction or waiver of a number of conditions for the benefit of each of Trooien and the Company. These conditions are similar to conditions of transactions between arm's length parties that are similar to the Private Placement and include:

     (a)  approval by the members of the Company of the Private Placement;

     (b)  there being no material adverse change in the Company;

     (c)  receipt of applicable regulatory approvals; and

     (d)  closing of the Asset Purchase.

Member Approval

As the number of Common Shares which may be issuable under the Private Placement (including the Common Shares to be issued upon exercise of the Warrants) will exceed 25% of the number of Common Shares which are currently issued and outstanding, the Company is required to obtain member approval of the Private Placement by way of an ordinary resolution, as required under the rules and policies of the TSX.

To become effective, the ordinary resolution approving the Private Placement must be approved by a majority of not less than 1/2 of the votes cast by members who, being entitled to do so, vote in person or by proxy on the resolution. Accordingly, members will be asked at the Meeting to approve the following ordinary resolution:

                    "BE IT RESOLVED as an ordinary resolution of the members of Infowave Software, Inc. (the "Company") that:

                    1. the private placement of 29,473,684 units ("Units") to Gerald L. Trooien ("Trooien"), at a price of Cdn.$0.1425 per Unit for aggregate proceeds of U.S.$3,000,000 (based on an agreed Canada/U.S. dollar exchange rate of 1.40:1.00), with each Unit comprising one Common Share and one-half of a purchase warrant to acquire Common Shares (the "Warrants"), all as more particularly described in the Company's Information Circular dated May 30, 2003 is hereby confirmed and approved;

                    2. the issuance of Common Shares issuable upon the exercise of the Warrants comprising part of the Units, all as more particularly described in the Company's Information Circular dated May 30, 2003, are hereby authorized and approved;

                    3. the Company's Shareholders' Rights Plan, if in effect at the time of completion of the Private Placement, shall be waived in connection with the issuance of the Units and any subsequent issue of Common Shares upon exercise of the Warrants; and

                    4. the Directors and Officers of the Company be and are hereby authorized and directed to do, sign and execute all things, deeds and documents necessary or desirable to carry out the foregoing."

                      ADDITIONAL BROKERED PRIVATE PLACEMENT

Terms of the Private Placement

On June 3, 2003, the Company announced a brokered private placement financing of up to 34,728,682 units at a subscription price of Cdn$0.16125 per unit for aggregate proceeds to the Company of up to Cdn$5,600,000. Each unit shall consist of one Common Share and one half of one share purchase warrant. Each whole warrant will entitle the holder thereof to purchase one Common Share at a price Cdn$0.215 until two years from the closing. The Company has appointed Canaccord Capital Corporation and Pacific International Securities (collectively, the "Agents") to offer the units on a best efforts agency basis.

Agents

Under a letter agreement dated June 3, 2003 between the Company and the Agents, the Agents agreed to offer the units for sale as agents for the Company, on a best efforts basis, subject to certain conditions. The definitive terms of the private placement will be subject to the provisions of a formal agency agreement (the "Agency Agreement") to be entered into between the Company and the Agents. The subscription price of the units was determined by negotiation between the Company and the Agents.

The Agency Agreement will provide for payment by the Company of an aggregate cash commission to the Agents in the amount equal to 7.5% of the gross proceeds of the sale of units.

The Company has also agreed to issue to the Agents, as additional consideration for their services, non-transferable warrants (the "Agents' Warrants") to purchase up to that number of units equal to 10% of the units sold by the Agents, for a period of two years, exercisable at a price of Cdn$0.215 per unit. These units shall be issued on the same terms as the units under the private placement. The Agents will also be reimbursed for all reasonable expenses incurred in connection with the private placement.

Under the Agency Agreement, the Agents will also agree to act as fiscal advisor to the Company and shall receive on the closing of the private placement a fee for such services of 300,000 units (the "Fiscal Advisor Units"). Each Fiscal Advisor Unit will be comprised of one common share and one half of one common share purchase warrant. The terms of these warrants will be the same as the warrants sold under the private placement.

The obligations of the Agents under the Agency Agreement may be terminated upon the occurrence of certain states events, including any change in the market for securities in general or in political, financial or economic conditions which, in the Agents' reasonable judgement, makes it inadvisable to proceed with the private placement.

The Agency Agreement will also provide that the Company will indemnify the Agents and their directors, officers, employees and agents against certain liabilities and expenses or will contribute to payments that the Agents may be required to make in respect thereof.

Subject to applicable law, the Agents and their employees and affiliates may purchase units in the private placement.

Subject to applicable law and regulatory approval, the Company has allocated 10% of the private placement for insiders. The Company is not currently aware whether any insiders will participate in the private placement. In the event an insider determines that he wishes to participate in the private placement, he will not be entitled to vote on the resolution approving the private placement. Insiders who elect to participate in the private placement will be required under TSX policies to acquire the units either at a price of Cdn$0.215, or at a price of Cdn$0.16125 but without any warrants.

Completion of the private placement is conditional upon, among other things, receipt of all applicable regulatory approvals.

Member Approval

As the number of Common Shares which may be issuable under the private placement (including the Common Shares to be issued upon exercise of the Warrants) will exceed 25% of the number of Common Shares which are currently issued and outstanding, the Company is required to obtain member approval of the private placement by way of an ordinary resolution, as required under the rules and policies of the TSX.

To become effective, the ordinary resolution approving the private placement must be approved by a majority of not less than 1/2 of the votes cast by members who, being entitled to do so, vote in person or by proxy on the resolution. Accordingly, members will be asked at the Meeting to approve the following ordinary resolution:

                    "BE IT RESOLVED as an ordinary resolution of the members of Infowave Software, Inc. (the "Company") that:

                    1. the private placement of 34,728,682 units ("Units") at a price of Cdn$0.16125 per Unit for aggregate proceeds of Cdn$5,600,000, with each Unit comprising one Common Share and one-half of a purchase warrant to acquire Common Shares (the "Warrants"), all as more particularly described in the Company's Information Circular dated May 30, 2003 is hereby confirmed and approved;

                    2. the issuance to Canaccord Capital Corporation and Pacific International Securities (collectively, the "Agents") of warrants to purchase up to that number of units ("Agents' Units") equal to 10% of the Units sold by the Agents at a price of Cdn$0.215 per Agent Unit, and an additional 300,000 units ("Fiscal Advisor Units"), with each Agents' Unit and Fiscal Advisor Unit comprising one Common Share and one-half of a purchase warrant to acquire Common Shares ("Agents' Warrants"), all as more particularly described in the Company's Information Circular dated May 30, 2003 is hereby confirmed and approved;

                    3. the issuance of Common Shares issuable upon the exercise of the Warrants and Agent's Warrants, all as more particularly described in the Company's Information Circular dated May 30, 2003, are hereby authorized and approved; and

                    4. the Directors and Officers of the Company be and are hereby authorized and directed to do, sign and execute all things, deeds and documents necessary or desirable to carry out the foregoing."

The Board of Directors of the Company believes that the passing of the ordinary resolution is in the best interests of the Company and unanimously recommends that the members vote in favour of the resolution approving the private placement.

             CONTINUANCE OF THE COMPANY TO THE FEDERAL JURISDICTION

General

The members will be asked at the Meeting to consider and, if deemed advisable, approve a special resolution (the "Continuance Resolution"), in the form set out below, authorizing the Company to make an application for continuance (the "Continuance") under the Canada Business Corporations Act ("CBCA"), thereby changing the jurisdiction of the Company from British Columbia to the Canadian federal jurisdiction. It will remain in the discretion of the Board of Directors whether to proceed with the Continuance if it is approved by the members.

Management of the Company proposes to continue under the CBCA principally in order to allow the Company to attract directors for the Company who are leaders in industry, regardless of where they reside. The Company Act (British Columbia) requires that a majority of directors of a company be Canadian residents. Under recent amendments to the CBCA, companies are required to have only one-quarter of their directors be resident Canadians.

The Company has found it increasingly difficult to identify and attract qualified Canadian resident directors with the varied background and experiences that the Company believes are necessary for its Board of Directors. In addition, a majority of the Company's sales are made to customers outside of Canada and the Company is finding that it is increasingly operating outside of Canada. As a result, management believes that it is important to have the flexibility to have a Board that reflects the diversity of its stakeholders, and to invite participation on the Board of Directors by individuals who have expertise that is relevant to the Company, regardless of where they reside.

The special resolution related to the Continuance provides for the Company to adopt the Articles of Continuance attached hereto as Schedule "F". The Memorandum of the Company currently provides that the authorized capital of the Company is 200,000,000 Common Shares. The Articles of Continuance will effect an amendment to the Company's current Memorandum such that the authorized capital of the Company will be an unlimited number of common shares issuable in series. In addition, in the event that the Director, Industry Canada, does not allow the Company to continue under the CBCA under the name "Infowave Software, Inc.", the Company may be required to change its name upon continuance. If necessary, the Board of Directors will select an appropriate alternate name which is acceptable to the Director, Industry Canada, and such name change will be effective upon continuance.

By-Law No. 1, relating generally to the business and affairs of the Company, shall also be confirmed by members in the course of approving the Continuance Resolution. By-Law No. 1, which would become effective upon the Continuance, is consistent with the provisions of the CBCA and with modern corporate practice. The terms and conditions of By-Law No. 1 are substantially similar to the terms and conditions of the Articles of the Company. The only material difference between By-Law No. 1 and the prior Articles, other than changes necessary to comply with the CBCA, is that the quorum requirement for meetings of shareholders, which is 25% under the Articles, is to be reduced to 10% under By-Law No.1. The Board of Directors of the Company notes that this quorum requirement was previously 10% until October 2001, at which time it was increased to 25%. The Board of Directors believes that the 10% threshold is more consistent with similar sized public companies in Canada. In addition, the Articles of the Company are silent with regards to whether the Chair had a casting vote at a meeting of the Board of Directors. By-Law No. 1 provides that in the case of an equality of votes the Chair of the meeting shall be entitled to a second or casting vote.

A copy of By-Law No. 1 is available for inspection by members during normal business hours at the offices of Blake, Cassels & Graydon LLP, 26th Floor, 595 Burrard Street, Vancouver, British Columbia, V7X 1L3 or may be obtained from the Company by contacting George Reznik, Chief Financial Officer of the Company at
(604) 473-3600, and will be made available for inspection by members at the Meeting.

Member Approval

To become effective, the special resolution approving the Continuance must be approved by a majority of not less than 3/4 of the votes cast by members who, being entitled to do so, vote in person or by proxy on the resolution. Accordingly, members will be asked at the Meeting to approve the following special resolution:

                    "BE IT RESOLVED as a special resolution of the members of Infowave Software, Inc. (the "Company") that:

                    1. the Company make application to the Registrar of Companies for British Columbia for his authorization to permit the continuance of the Company to the Canada Business Corporations Act (the "CBCA") in accordance with Section 37 of the Company Act (British Columbia);

                    2. the Company make application to the proper officer of the Government of Canada for a Certificate of Continuance continuing the Company as if it had been incorporated under the laws of Canada in accordance with the CBCA;

                    3. the Company adopt the Articles of Continuance substantially in the form attached as Schedule "F" to the Company's Information Circular dated May 30, 2003 and all amendments to the Memorandum and Articles of the Company reflected therein are approved including, if required by the Director, Industry Canada, a change of name of the Company to a name selected by the Board of Directors of the Company and approved by the Director, Industry Canada;

                    4. subject to the continuance of the Company to the CBCA, By-Law No. 1 be and is hereby adopted and confirmed as By-Law No. 1 of the continued corporation;

                    5. the Directors of the Company be and are hereby authorized, in their discretion, by resolution, to abandon the application for continuance of the Company under the CBCA without further approval, ratification or confirmation by the members; and

                    6. the Directors and Officers of the Company be and are hereby authorized and directed to do, sign and execute all things, deeds and documents necessary or desirable to carry out the foregoing."

Upon continuance, the form of the Company's share certificates must be amended to reflect the new governing jurisdiction. If the Continuance Resolution is approved by members, arrangements will be made to provide members the opportunity to exchange their current share certificate for a new share certificate.

The Board of Directors of the Company believes that the Continuation is in the best interests of the Company and unanimously recommends that the members vote in favour of the Continuance Resolution.

Right of Dissent with Respect to Continuance

Pursuant to Section 207 of the Company Act (British Columbia), a member of the Company may, until two days before the date of the Meeting, being June 26, 2003, give to the Company a notice of dissent by registered mail addressed to the Company's registered office at 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X 1L3. As a result of giving a notice of dissent a member may, upon receiving a notice of intention to act under Section 207 of the Company Act (British Columbia), require the Company to purchase all common shares of such member in respect of which the notice of dissent was given.

A vote by a member against the Continuance Resolution, an abstention, or the execution or exercise of a proxy to vote against the Continuance Resolution does not constitute a notice of dissent, and a member need not vote against the Continuance Resolution in order to deliver a notice of dissent. However, a member who consents to or votes, other than as a proxy for a member whose proxy requires an affirmative vote, in favour of such resolution or otherwise acts inconsistently with the notice of dissent will cease to be entitled to exercise any rights of dissent.

Prior to the Continuance Resolution becoming effective, the Company will send a notice of intention to act to each of its members who has filed a notice of dissent stating that the Continuance Resolution has been passed and informing the member of its intention to act upon the Continuance Resolution.

A notice of intention need not be sent to any member who voted in favour of the Continuance Resolution or who has withdrawn his notice of dissent.

Within 14 days of the Company giving notice of intention to act, the dissenting member is required to send a written notice that he requires the Company to purchase all of the common shares of such member in respect of which notice of dissent was given together with the certificates representing those shares to the Company. Upon delivery of a demand to purchase in accordance with the Company Act (British Columbia), a member is bound to sell, and the Company is bound to purchase, the shares subject to the demand for payment for their fair value, including any appreciation or depreciation in anticipation of the vote, as of the day before the day on which the Continuance Resolution was passed.

A dissenting member who has sent a demand to purchase, in compliance with the foregoing paragraph, or the Company, may apply to the British Columbia Supreme Court which may:

     (a) require the dissenting member to sell, and the Company to purchase, the shares in respect of which the notice of dissent has been given;

     (b) set the price and terms of the purchase and sale or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors;

     (c) join in the application of any other dissenting member who has delivered a demand to purchase; and

     (d) make consequential orders and give such directions as it considers appropriate.

No dissenting member who has delivered a demand to purchase may vote or exercise or assert any rights of a member in respect of the shares for which a demand to purchase has been given, other than the right to receive payment for those shares. Until a holder of shares who has delivered a demand to purchase is paid in full, that member may exercise and assert all the rights of a creditor of the Company. No dissenting member may withdraw his demand to purchase unless the Company consents.

SECTION 207 OF THE COMPANY ACT REQUIRES STRICT ADHERENCE TO THE PROCEDURES SET FORTH THEREIN AND FAILURE TO DO SO MAY RESULT IN THE LOSS OF ALL DISSENTER'S RIGHTS. ACCORDINGLY, EACH MEMBER WHO MIGHT DESIRE TO EXERCISE A DISSENTER'S RIGHTS SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF THAT SECTION AND CONSULT HIS OR HER LEGAL ADVISOR.

See Schedule "G" attached hereto for the full text of Section 207 of the Company Act.

             DIRECTOR AND OFFICER STOCK OPTION AND STOCK BONUS PLAN

Introduction

The Board of Directors proposes to increase the number of Common Shares available for issuance under stock options by 3,056,654 Common Shares and to make 2,000,000 Common Shares available for issuance as stock bonuses.

Background - 1997 Plan

The Company has a Director and Employee Stock Option Plan dated February 26, 1997, as amended on September 3, 1997, March 27, 1998, December 4, 1998, June 5, 2000, May 8, 2001, September 26, 2001 and June 27, 2002 (the "1997 Plan"). The
principal purposes of the Plan are: to promote a proprietary interest in the Company among its Directors and employees; to retain, attract and motivate qualified Directors, Officers and employees; to provide a long-term incentive element in overall compensation; and to promote the long-term profitability of the Company.

The Plan is administered by the Board of Directors. Options may be granted at any time to any Director, Senior Officer, full-time employee or consultant of the Company, taking into consideration his or her contribution to the success of the Company and any other factors which the Board of Directors may deem proper and relevant, provided that a director to whom any option may be granted may not participate in the discussion of the Board of the Directors to grant such option.

Under the rules and policies of the TSX, the Plan must specify the maximum number of common shares issued in the past and issuable in the future under the Plan. The Plan currently specifies that this maximum number is 10,068,679 Common Shares. The Company has previously issued 2,010,965 Common Shares upon the exercise of options under the 1997 Plan which leaves a total of 8,057,714 Common Shares available for issuance upon the exercise of currently outstanding stock options and new stock options. The Company currently has 5,097,333 Common Shares reserved for issuance upon the exercise of currently outstanding stock options. Accordingly, the Company has only 2,960,381 Common Shares available for issuance under new stock options.

Proposed Adoption of New 2003 Plan

At the Meeting, the members will be asked to consider and approve a new Director and Employee Stock Option and Stock Bonus Plan (the "2003 Plan").

The Board has determined that, in order for the Company to continue to motivate its employees, Directors, Senior Officers and consultants and to meet the other objectives of the 1997 Plan as described above, it is appropriate to adopt the 2003 Plan. The 2003 Plan is divided into two components: a Stock Option Plan and a Stock Bonus Plan.

The 2003 Plan is identical to the 1997 Plan with respect to the grant of stock options.

The 2003 Plan is different from the 1997 Plan in that it permits the Board of Directors to issue Common Shares to employees, Directors, Senior Officers or consultants as a stock bonus for past services actually performed for the Company. The Board of Directors believes this addition is important to permit the Board of Directors, at its discretion, to pay bonuses in Common Shares instead of cash in order to preserve the Company's cash reserves.

Under the terms of the 2003 Plan, the Company proposes to reserve for issuance such number of Common Shares equal to 13,125,333 Common Shares less any Common Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company (including the 1997 Plan under which 5,097,333 Common Shares are reserved for issuance upon exercise of currently outstanding stock options). The 13,125,333 Common Shares equals approximately 19.7% of the 66,659,578 currently issued and outstanding Common Shares and only 11.8% of the approximately 111,099,296 Common Shares which will be issued if the Transactions are completed. Of the 13,125,333 Common Shares which may be issued under the 2003 Plan, the Company proposes that a total of 11,125,333 may be issued pursuant to stock options and a total of 2,000,000 may be issued as stock bonuses.

The effect of the adoption of the 2003 Plan will be to increase the number of Common Shares available for issuance under stock options by 3,056,654 and to make 2,000,000 Common Shares available for issuance as stock bonuses.

The following are the specific limitations placed on the number of Common Shares which may be issued under the 2003 Plan:

     (a) The aggregate number of Common Shares which may be reserved for issuance pursuant to the 2003 Plan (together with those Common Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to all participants shall not exceed in the aggregate 13,125,333 Common Shares.

     (b) The number of Common Shares which may be reserved for issuance for stock options shall not exceed in the aggregate 11,125,333 Common Shares.

     (c) The number of Common Shares which may be reserved for issuance and issued pursuant to the Stock Bonus Plan shall not exceed in the aggregate 2,000,000 Common Shares.

     (d) The number of Shares reserved for issuance pursuant to the Stock Option component of the 2003 Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to any one Person shall not exceed 5% of the Shares outstanding on a non-diluted basis from time to time.

     (e) The number of Common Shares which may be reserved for issuance pursuant to the Stock Option component of the 2003 Plan (together with those Common Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to all insiders shall not exceed 10% of the Common Shares outstanding on a non-diluted basis from time to time.

     (f) The number of Common Shares which may be issued pursuant to the 2003 Plan (together with those Common Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to all insiders within a one-year period shall not exceed 10% of the Common Shares outstanding on a non-diluted basis from time to time.

     (g) The number of Common Shares which may be issued pursuant to the 2003 Plan (together with those Common Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to any one insider and such insider's associates within a one-year period shall not exceed 5% of the Common Shares outstanding on a non-diluted basis from time to time.

The 2003 Plan, like the 1997 Plan, provides that, subject to the applicable law and other applicable rules of any stock exchange in Canada upon which shares of the Company are listed, the Company may loan money to an employee on a recourse basis, on such terms and conditions as the Board of Directors in its sole discretion may determine, to assist such employee to exercise options held by him.

Member Approval

The Company is seeking approval of the members for each of the Stock Option and Stock Bonus components of the 2003 Plan.

To become effective, the ordinary resolution approving the Stock Option component of the 2003 Plan must be approved by a majority of not less than 1/2 of the votes cast by members who, being entitled to do so, vote in person or by proxy on the resolution. Accordingly, members will be asked at the Meeting to approve the following ordinary resolution:

                    "BE IT RESOLVED as an ordinary resolution of the members of Infowave Software, Inc. that the Stock Option component of the 2003 Employee and Director Stock Option and Bonus Plan be hereby approved."

To become effective, the ordinary resolution approving the Stock Bonus component of the 2003 Plan must be approved by a "disinterested shareholder vote" as prescribed by the TSX. A disinterested shareholder vote is an ordinary resolution of members, excluding votes by members who are insiders of the Company to whom shares may be issued under the 2003 Plan and associates of such insiders. To the knowledge of the Company, such insiders and associates who will be excluded from voting hold a total of 4,625,165 Common Shares or approximately 6.9% of the issued and outstanding Common Shares. Accordingly, members who are disinterested shareholders will be asked at the Meeting to approve the following ordinary resolution:

                    "BE IT RESOLVED as an ordinary resolution of the members of Infowave Software, Inc. that the Stock Bonus component of the 2003 Employee and Director Stock Option and Bonus Plan be hereby approved."

                    A copy of the 2003 Plan, is available for inspection up to the time of the meeting during regular business hours at the offices of Blake, Cassels & Graydon LLP, 26th Floor - 595 Burrard Street, Vancouver, British Columbia, V7X 1L3 or may be obtained from the Company by contacting George Reznik, Chief Financial Officer of the Company at (604) 473-3600.

                  PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

The Company will consider and transact such business as may properly come before the Meeting or any adjournment thereof. The management of the Company knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the shares represented by the proxy solicited hereby will be voted on such matter in accordance with the best judgement of the persons voting by such proxy.

Matters which may properly come before the Meeting shall be any matter not effecting change in the Articles or Memorandum of the Company, not effecting a change of control of the Company, or not disposing of all or substantially all of the assets of the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                  "Thomas Koll"

                                   Thomas Koll
                                    Chairman

                                  SCHEDULE "A"

                  A STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Manual Guideline (1) Stewardship Responsibilities: The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

a) adoption of a strategic planning process;
b) the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;
c) succession planning, including appointing, training and monitoring senior management;
d) a communications policy for the corporation; and
e)  the  integrity  of  the   corporation's   internal  control  and  management
information systems.

Under the Corporate Governance Policy (the "Policy") established by the Board, the Board has an overall responsibility to oversee the affairs of the Company for the benefit of the shareholders. The Board is, with the exception of issues to be decided by the Company's shareholders, the ultimate decision-making body of the Company. The guiding principle of the Policy is that all significant Company decisions require Board consideration and approval.

The Board assumes responsibility for overseeing the strategic planning of the Company. The consideration of the strategic plan is an ongoing process and is typically an agenda item at Board meetings. The Board provides input to the plan throughout the process. The final Board meeting of the fiscal year provides a formal framework for the full consideration of management's business plan. The Board will approve, subject to the adoption of its recommendations, the business plan.

The identification and management of the dominant business risks is an explicit part of the strategic planning process. The Board accepts the responsibility for monitoring the Company's risk management strategy and may instruct the Audit Committee to investigate issues of concern. The Company's risk management strategy requires Board approval.

The Board ordinarily appoints the Chief Executive Officer and approves the appointment of other management. The Board ordinarily plans for succession to the position of Chief Executive Officer and other key management positions. The Chief Executive Officer will provide to the Board an assessment of management and their potential as a successor and an assessment of individuals considered potential successors to selected management positions. During 2002, it was determined that it was in the best interests of the Company to adopt a "management by committee" approach in place of a Chief Executive Officer. This was due in part to the market difficulties faced by all companies in the Company's business segment. Effective April 23, 2002, the Company appointed an Office of the President, which is a committee comprised of George Reznik, Chief Financial Officer, Sal Visca, Chief Technology Officer, Bill Tam, Executive Vice President Sales and Marketing, and Jim McIntosh, Director. As required by the Company Act (British Columbia), Jim McIntosh has formally been appointed President to meet the requirements of the Company Act (British Columbia) that the Company have a President. To date, the Board of Directors has not yet determined how long the Company will operate an Office of the President in the place of a Chief Executive Officer.

The Board believes that management is best able to speak on behalf of the Company. Senior management is responsible for establishing effective communication links with the Company's various stakeholders. All core disclosure documents require Board approval before public release. Individual Board members may periodically be asked by management to communicate with stakeholders when appropriate.

The Audit Committee is responsible for overseeing the Company's system of internal control.

Manual Guideline (2) Composition of Board: The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding.

A related  director  is a  director  who is not an  unrelated  director.  If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

The Company has nominated six directors for election at its upcoming Annual General Meeting, of whom all but Thomas Koll are "unrelated" directors as defined in the Manual (as discussed below under "Manual Guideline (3) Unrelated Directors").

During the period from the 2002 Annual General Meeting until May 22, 2003, the Board of Directors was comprised of either four or five Directors, of whom all but Thomas Koll were "unrelated" directors as defined in the Manual. The Board of Directors appointed George Reznik, Chief Financial Officer of the Company, to the Board of Directors on May 22, 2003 to fill a casual vacancy and to ensure that the Company met the requirements of the Company Act (British Columbia) to have a Board of Directors comprised of a majority of Canadian resident Directors. George Reznik has not been nominated for re-election at the upcoming Annual General Meeting of the Company.

The Company does not currently have a "significant shareholder".

Manual Guideline (3) Unrelated Directors: The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

The Board believes that at all times since its 2002 Annual General Meeting it has been composed of a majority of unrelated directors.

At the current time, the Board has five Directors and believes that Stephen Wu, Lew Turnquist and Jim McIntosh are each free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding. It is noted that Jim McIntosh serves on the Company's Office of the President which has been established at this time in place of a Chief Executive Officer. Mr. McIntosh does so as a Director of the Company and is the liaison between the Office of the President and the Board of Directors. Mr. McIntosh is not compensated for being a member of the Office of the President. Accordingly, the Board believes Mr. McIntosh is still an "unrelated director". From time to time, Mr. Wu provides consulting services to the Company. He is paid fees on a per diem basis for these services. The Board does not believe these fees are material to affect Mr. Wu's position as an unrelated director.

Thomas Koll, the Chairman and former President and Chief Executive Officer of the Company, and George Reznik, the Chief Financial Officer of the Company, are both related directors. Mr. Koll is not a member of management but, by virtue of the amount of time he dedicates to the Company, the salary he is paid in his position as Chairman and his past position as CEO of the Company, the Board has determined that he may be considered a "related" director. As Mr. Koll is not part of management and is not a full-time Chairman, the Board believes he is an outside (i.e. non-management) director. As noted above, Mr. Reznik was appointed on an interim basis to fill a casual vacancy and to ensure the Board of Directors met certain residency requirements of the Company Act (British Columbia). Mr. Reznik is, by virtue of his position in management, both an unrelated director and an inside director. Mr. Reznik is not standing for re-election at the upcoming Annual General Meeting.

Manual Guideline (4) and (5) Nominating  Committee and Assessing  Effectiveness:
The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

Every  board of  directors  should  implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The Board has established a Corporate Governance and Nominating Committee to assess the overall performance of the Board. The Corporate Governance and Nominating Committee evaluates the contribution of each director on an individual basis, assesses the collective performance of the Board, proposes new nominees to the Board and analyses the existing size and structure of the Board. The Corporate Governance and Nominating Committee is scheduled to meet annually, and in consultation with the Chief Executive Officer (or currently, Jim McIntosh as the Board representative on the Office of the President), is to prepare and report its findings to the Board. The formal evaluation of each individual director is intended to be undertaken once every three years. Final decisions are approved by the Board. The Corporate Governance and Nominating Committee currently consists of Lew Turnquist, Stephen Wu and Thomas Koll, all of whom are outside directors and two of whom are unrelated directors. It is expected that the Corporate Governance Committee will be reconstituted after the upcoming Annual General Meeting with Directors, in continued compliance with this Guideline.

Manual Guideline (6) Orientation and Education: Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

The Company will provide new directors with an orientation program upon joining the Company that includes extensive corporate materials, a tour of the Company's headquarters and meetings with management.

Manual Guideline (7) Size of Board: Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

The Board believes that its relatively small number of directors allows for effective discussion and implementation of decisions but acknowledges that as the Company continues to grow, it may need to increase this number to fully conduct the range of its responsibilities. The size of the Board is to be periodically reviewed.

Manual Guideline (8) Review of Compensation: The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Board is compensated primarily in incentive stock options to best align their interests with those of the Company's shareholders. The Company pays reasonable expenses incurred by the Board. The Compensation Committee monitors the competitiveness of the Board compensation package to ensure the Board continues to attract talented individuals. As well, the Compensation Committee's responsibilities include reviewing and recommending to the Board the compensation and benefits of all the executive officers of the Company, and establishing and reviewing general policies relating to compensation and benefits for the employees of the Company.

Manual Guideline (9) Committee Composition: Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

The Board has established three committees - an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. All such committees are currently composed of outside directors, a majority of whom are unrelated directors. It is expected that all such Committees will be reconstituted after the upcoming Annual General Meeting with Directors, in continued compliance with this Guideline.

Manual Guideline (10) Corporate Governance Policy: Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, amongst other things, be responsible for the corporation's response to these governance guidelines.

The Board has adopted and approved the Policy. The Board collectively recognises the importance of corporate governance and intends to review, and where appropriate adjust, the Policy on at least an annual basis.

Manual Guideline (11) Position Descriptions: The board of directors, together with the CEO, should develop position descriptions for the Board and for the CEO, involving the definition of the limits to management's responsibilities. In addition, the Board should approve or develop the corporate objectives which the CEO is responsible for meeting.

The Board provides strategic guidance to the management team and monitors the operations of the Company. Management has the sole responsibility to operate the Company on a day-to-day basis. The Board with management will delineate areas of responsibility for the Board and management. The outside directors are responsible for setting goals for management to attain. The outside directors will evaluate the performance of management annually against these pre-determined goals. The evaluation is then passed to the Compensation Committee. The Compensation Committee has the responsibility for making recommendations for management compensation based on the performance evaluations.

Manual Guideline (12) Structures and Procedures for Independence of Board: Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

The Board believes that it benefits from its close working relationship with management but also recognises the importance of functioning independently from management. In furtherance of this recognition, the Board frequently meets without management as and when necessary.

Manual Guideline (13) Audit Committee: The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

The Audit Committee reviews the audited financial statements of the Company and brings them to the Board for approval. In addition, the Audit Committee recommends the Company's auditors and assesses the effectiveness of the Company's internal financial controls and financial reporting. The Audit Committee has established access to both auditors and appropriate management. The Audit Committee meets as and when necessary and consists only of outside directors. The Audit Committee is currently composed entirely of outside directors: Thomas Koll, Lew Turnquist and Jim McIntosh. It is expected that the Audit Committee will be reconstituted after the upcoming Annual General Meeting with Directors, in continued compliance with this Guideline.

Manual Guideline (14) Outside Advisors: The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

The Board has access to any Company employee. The Board can engage a consultant at the Company's expense.

                                  SCHEDULE "B"

                INFORMATION CONCERNING HIDDENMIND TECHNOLOGY, LLC

HiddenMind Technology, LLC ("HiddenMind") has provided the following information concerning HiddenMind, including its business, assets and operations, its financial information and financial statements. HiddenMind has represented to the Company that the following information does not contain any misrepresentation as defined under the Securities Act (British Columbia). The Company and the Board of Directors of the Company are not aware that the following contains a misrepresentations as defined under the Securities Act (British Columbia).

HiddenMind

     HiddenMind is a provider of mobile real time enterprise infrastructure software. HiddenMind provides a suite of products designed to enhance a business enterprise's existing corporate applications by increasing productivity, accessibility and reliability through use of wireless and mobile device technologies. HiddenMind is a Delaware limited liability company.

     HiddenMind's predecessor, Widget Workshop, Inc. ("Widget Workshop") was incorporated in Delaware in 1994. At that time, Widget Workshop's primary focus was on developing and marketing to software developers cross platform user interface toolkits. Widget Workshop also provided consulting and research services on certain related platform technologies for real time enterprise applications. Based on client demand and feedback in connection with its cross platform development activities and services, management determined that the best sector to market Widget Workshop's platform technology was to the mobile/wireless sector.

     In 1998 and 1999, to better position it in the emerging mobile/wireless market, Widget Workshop renamed itself as HiddenMind Technology, Inc. ("HMT") and received from Gerald Trooien, HiddenMind's current Chief Executive Officer, approximately $6.5 million pursuant to two equity financing transactions. In June 2000, HMT raised additional working capital to fund its business operations by raising approximately $25 million in equity financing through Warburg Pincus, LLC and BEA Systems. The proceeds from this financing transaction were primarily used to fund HMT's next major release of its platform technology and its marketing and sales activities. In June 2001, HMT acquired AnyDevice, Inc. of Atlanta, Georgia, to diversify its product offerings. In 2001 and 2002, HMT raised additional smaller amounts of funding for working capital purposes pursuant to several small equity financing transactions. In 2002, Gerald Trooien acquired a majority interest in the outstanding equity securities of HMT as a result of his purchase of HMT equity securities from certain HMT shareholders and HMT's repurchase of its capital stock from certain other HMT shareholders. Shortly thereafter, HMT contributed its assets into a Delaware limited liability company named HiddenMind Technology, LLC in exchange for membership interests of HiddenMind and then was liquidated. After the liquidation, the former remaining HMT shareholders became members of HiddenMind and, in connection with such liquidation, Gerald Trooien obtained a majority interest in HiddenMind's outstanding membership interests.

     During the fiscal year ended December 31, 2002, HiddenMind reported net losses of approximately $10.2 million based on revenues of approximately $760,000 and during the fiscal quarter ended March 31, 2003, HiddenMind reported net losses of approximately $1 million based on revenues of approximately $13,000. For further information regarding HiddenMind's financial performance, please review HiddenMind's financial statements included as Schedule D to this Information Circular.

     HiddenMind's primary business offices are located in Cary, North Carolina. Currently, HiddenMind employs ten full-time employees.

     HiddenMind's business operations, prospects and financial condition are subject to various risk factors including those described in "Risk Factors" below. As a result, there is no assurance that HiddenMind will be able to achieve profitability in the future in connection with its business operations.

HiddenMind Products

     HiddenMind's primary product, the Active Universe Platform, is designed to provide various business enterprises with the infrastructure to develop and utilize a wireless and mobile technology platform in connection with its respective business operations. The Active Universe Platform covers the full end-to-end requirements of a business enterprise's wireless and mobility needs. The Active Universe Platform enables a business enterprise to provide various wireless and voice applications to its in-house and offsite employees, representatives and other field personnel. The Active Universe Platform consists of the Active Mobility Server, Active Mobility Client and Active Studio, and is designed to deliver enterprise class mobility features to any business enterprise's application space. The Active Universe Platform is designed to allow rapid development of mobile applications that integrate efficiently into a business enterprise's infrastructure.

     The Active Universe Platform is designed to provide the following benefits:

          o Provides the business enterprise end-user similar feel and experience as if they were working with a direct network-connected application;
          o Provides business application information and updates over a wireless network;
          o Integrates directly with existing business applications to ensure compliance with a business enterprise's internal rules(unlike most syncing based solutions which require the implementation of new rules);
          o Provides rapid application development tools to significantly reduce the time required to develop mobile and wireless applications;
          o Provides fully secured data transmission over both wired and wireless networks;
          o Enables the business enterprise to efficiently integrate mobile services with their existing and future systems, including their administration, security and network architectures;
          o Optimizes the products and services of business enterprises for delivery through wired and unwired WAN and LAN networks while shielding them from the complexities of network communications and certain limitations of mobile devices; and
          o Provides Enhanced Reliable Messaging(TM), which allows reliable connectivity to the business enterprise's network.

                           Active Technology Solution
                               [GRAPHIC OMITTED]

     Active Mobility Server. The Active Mobility Server is the engine that powers HiddenMind's Active Universe Platform. The Active Mobility Server integrates a business enterprise's business logic and data sources by extracting and translating data for delivery on a wireless basis to any business enterprise's in-house or offsite employees, representatives or other field personnel. The Active Mobility Server provides an easy-to-use application-programming interface for integrating mobile devices into existing business applications. In addition, the Active Mobility Server contains several pre-built mobility services that provides the business enterprise with access to common data sources and databases such as Web Services, LDAP, SQL databases,

SMTP and IMAP without the need for customization. Security for data transmission and authentication is provided in conformity with general industry standards.

     Active Mobility Client. The Active Mobility Client runs on mobile devices and provides a business enterprise's in-house and offsite employees, representatives and other field personnel access to the business enterprise's applications. The Active Mobility Client allows "always active" applications that function independent of wireless network coverage and availability. The Active Mobility Client runs on programmable devices such as J2ME, Pocket PC and RIM Blackberry(TM). The Active Mobility Client interacts securely with a business enterprise's applications through the Active Mobility Server. The Active Mobility Client utilizes patent-pending "Active Data" technology to automatically transmit, through the business enterprise's wireless network, any updated and/or changed data. The "Active Data" technology automatically keeps user information up-to-date and removes the need to find a "hot spot" on the network in order to submit changes to the server. The Active Mobility Client allows the use of existing bandwidth in an efficient manner by decreasing download times required for the transmission of data updates and changes. Furthermore, information from the Active Mobility Server is updated to the Active Mobility Client application without requiring the end-user to initiate the transmission or to wait on transmission time.

     Active Studio. The Active Studio is a graphical software tool that enables business enterprises to create, deploy and administer its mobile applications in an efficient manner. The Active Studio runs on Windows 2000 or XP workstations and provides a single design environment that allows the business enterprise to develop, manage, access and customize all of the Active Universe Platform applications. The business enterprise can deploy new or updated applications from the Active Studio to minimize downtime and the cost of end-user support.

Sales and Marketing

     HiddenMind utilizes both a direct sales and marketing approach and original equipment manufacturers ("OEMs") to market and sell its products to business enterprises. HiddenMind primarily sells and markets its products to a variety of Fortune 500 companies and other private and public large capitalization companies. Since HiddenMind has experienced operating losses in recent years, HiddenMind has reduced its direct marketing and sales force. Currently, HiddenMind employs two full-time sales and marketing employees and one marketing consultant. As a result of these reductions, HiddenMind has increased its reliance on OEMs to sell and market its products.

     Direct Sales and Marketing. HiddenMind's direct marketing and sales approach begins when a Company employee or representative receives information regarding the possible interest of a target business enterprise. HiddenMind may acquire these "leads" through direct employee or representative contact, advertising, tradeshows and/or e-mail campaigns.

     Once  a lead  is  acquired  a  Company  employee  or  sales  representative transitions the opportunity to an "assessment." An assessment involves HiddenMind's analysis of the target business enterprise's productivity needs, HiddenMind's summary of the business enterprise's requirements and Company proposed solutions. Once the assessment is complete, the business enterprise may agree to undergo a "pilot program." A pilot program allows the business enterprise to evaluate the efficacy of HiddenMind's products and potential productivity gains and allows HiddenMind and business enterprise to make customized adjustments to the products necessary for its stated requirements. Company management believes that by working closely with the business enterprise in structuring and running a pilot program, HiddenMind is able to build a long-standing relationship with the business enterprise. After completion of a pilot program, the business enterprise undergoes a "rollout" of the product. In addition, each business enterprise is required to pay a first year maintenance fee. After a rollout, the business enterprise typically requests continued enhancements to the product or "follow up" applications to the product.

     Since January 1, 2002, HiddenMind has engaged no business enterprises in assessments or pilot programs and has engaged one business enterprise in a rollout. During the fiscal year ended December 31, 2002, HiddenMind received no net income from assessments or pilot programs and received net income of $148,500 from rollouts and $594,242 from maintenance and follow-up services. During the fiscal quarter ended March 31, 2003, HiddenMind received no net income from assessments, pilot programs or rollouts and net income of $13,550 from maintenance and other follow-up services.

     OEM Sales and Marketing. HiddenMind also utilizes OEMs to sell and market its products. HiddenMind's management believes that partnering with OEMs allows HiddenMind to achieve a virtual expanded sales force. HiddenMind's management believes that the use of OEMs allows HiddenMind to earn revenues with a lower business enterprise acquisition cost than the direct sales and marketing approach. HiddenMind's employees and representatives acquire "leads" to potential OEMs through direct employee or representative contact with the OEMs, advertising, tradeshows and/or e-mail campaigns. At such time, HiddenMind determines whether the OEM is interested in utilizing its direct sales force to further sell and market HiddenMind's products. HiddenMind then enters into an agreement with the OEM pursuant to which the OEM pays HiddenMind a portion of the software, services and maintenance revenue from sales generated by the OEM. To assist the OEM's respective sales force, HiddenMind prepares a "sale readiness" prototype of HiddenMind's product and trains such sales force.

     Since January 1, 2002, HiddenMind has engaged three OEMs to sell and market its products. During this period, HiddenMind has received no net sales from product sales through OEMs.

Customers

     HiddenMind primarily sells and markets its products to a variety of Fortune 500 companies and other private and public large capitalization companies. The following is a brief summary of the principal Company business enterprise clients retained by HiddenMind through its direct sales and marketing approach and through OEMs.

Direct Sales and Marketing Approach

     GE Card Services. HiddenMind completed a field service store audit application for GE Card Services in 2002. The solution was deployed on RIM 957s to approximately 200 end-users. The primary goal of the deployment involved enabling GE Card Services' field service managers to gain increased face-to-face time with their customers via added productivity by allowing the field service managers to capture data on RIM Blackberry devices and not on paper and eliminating the need to re-enter the data at home or the office. The application also provides GE Card Services management with a standardized reporting approach across portfolios. Also, the application provides reduced data entry error rates since such data no longer requires the field service managers to enter such data on multiple occasions. HiddenMind and GE Card Services have identified the initial requirements for the next release of the application.

     St. Jude Medical, Inc. HiddenMind completed a sales force automation platform for St. Jude Medical, Inc. in 2002. The solution was deployed on Compaq IPAQ's to approximately 500 end-users. The primary goal of the application was to allow end-users to obtain increased productivity when performing their jobs in hospital operating rooms by allowing accurate capture of data on a handheld device and not on paper. Data captured includes a variety of patient, device and doctor information. An additional benefit of such application involves the timely reporting of sales data rather than the previous practice of reporting sales data at the end of the month. St. Jude Medical, Inc. also purchased an Active Studio license kit and has continued to enhance the application using their internal development team.

     OEMs

     Primus Knowledge Solutions. HiddenMind entered into an agreement with Primus Knowledge Solutions ("Primus") in 2003 to sell and market HiddenMind's products. Primus produces knowledge management software to enable call center, customer service and helpdesk organizations to access and deliver answers via phone, e-mail and the world wide web. Primus has recognized a need to provide remote access to their existing products and in early 2003 announced a product called "Primus Remote Access" that will utilize HiddenMind's products for all wireless deployments.

     The Sutherland Group, Ltd. HiddenMind entered into an agreement with the Sutherland Group Ltd. ("Sutherland") in 2001 to sell and market HiddenMind's products. In connection with this agreement, Sutherland purchased the Active Universe Platform. Sutherland intends to deliver mobile eCRM solutions to Fortune 1000 customers in the healthcare, financial services, energy, and telecommunications industries. To date, Sutherland has not sold any of HiddenMind's products, however, HiddenMind and Sutherland have finalized the demonstration model of HiddenMind's products, trained the Sutherland sales force and completed the proof of concept model for use in its sales efforts.

     Kinetics International. HiddenMind entered into an agreement with Kinetics International ("Kinetics") in 2002. Kinetic intends to use the Active Universe Platform to produce mobile solutions targeted toward Fortune 50 and mid-sized companies in the areas of power generation, oil and gas, chemical and discrete manufacturing. To date, Kinetics has not sold any of HiddenMind's products.

Competition

     HiddenMind competes for opportunities to provide mobile real time enterprise infrastructure software with other companies. Many of these companies have greater financial and other resources than HiddenMind. Set forth below is a summary of certain competitors who offer mobile enterprise infrastructure software that may compete with HiddenMind's products.

     Aether Systems, Inc. Aether Systems, Inc. ("Aether") is a provider of wireless and mobile data solutions. In addition to their wireless and mobile product infrastructure and professional services Aether provides fulfilment technologies, a network operations center and hosting technologies to its customers. Aether has begun to sell and market to public safety, supply chain management, field service and logistics enterprises. Aether's software platform is designed to connect its customer's wireless and mobile platform into Aether's hosting and network-operating center.

     Broadbeam Corporation. Broadbeam Corporation ("Broadbeam") is a mobility product and services organization that sells and markets to its customers a wireless and mobile platform. Broadbeam does not offer any vertical solutions and is primarily focused on communications application program interfaces.

     Outercurve Technologies, Inc. Outercurve Technologies, Inc. ("Outercurve") offers to its customers standard mobility framework and related professional service offerings. In addition, Outercurve provides multi-carrier sourcing and deployment services and program management for RIM BlackBerry deployments. Outercurve's business focuses primarily on its RIM BlackBerry deployments.

     Avantgo, Inc. Avantgo, Inc. ("Avantgo") Recently acquired by Sybase's iAnywhere division, Avantgo provides a software platform that utilizes standard web technologies to provide disconnected mobile solutions. Avantgo has recently entered into the pharma, sales, delivery and inspection vertical segments. They also have provided integration with common RIM platforms such as Exchange and Notes.

Intellectual Property

     HiddenMind has one patent and six patents pending. On August 27, 2001, HiddenMind was granted its first patent with the United States Patent and Trademark Office ( U.S. Pat. 6,442,565 "System And Method for Transmitting Data Content in A Computer Network"). HiddenMind also has five registered trademarks with the United States Patent and Trademark Office, one registered trademark with the European Union and several other pending or published trademark applications with the United States Patent and Trademark Office.

Management

     Gerald Trooien has served as HiddenMind's Chief Executive Officer since December 2002. Mr. Trooien owns or is a significant investor in a number of entrepreneurial businesses in the Minneapolis/St. Paul, Minnesota area, including the JLT Group, LLC, a diversified real estate company. Mr. Trooien is also the founder and investor in Support our Schools, a non-profit organization located in St. Paul, Minnesota to help improve the quality of education in the St. Paul, Minnesota area.

     Kristopher Tyra has served as HiddenMind's Chief Technology Officer since January 1999. From May 1994 to December 1998, Mr. Tyra served as Chief Executive Officer of HiddenMind. Prior to that time, Mr. Tyra worked with, and consulted for, such companies as Bellcore, IBM and Nortel. He developed a number of projects focused on the development of component software and tools for platform-independent development environments. Mr. Tyra is the author of several related patents and patents-pending. Mr. Tyra holds a Bachelor of Science degree in Computer Science from North Carolina State University. Mr. Tyra currently sits on the board of North Carolina State University Friends of The Arts Council.

     Randall Campbell serves as Chief Architect of HiddenMind. Mr. Campbell is responsible for understanding customer needs, defining product functionality, new designs and positioning Company products in the marketplace. He oversees all aspects of technology design and architecture for HiddenMind. From 1995 to 2001, Mr. Campbell served as Product Line Manager and Business Strategy for Cisco Systems where he defined business and technical strategies for the Cisco Technology and Mobile Wireless Group and Interworks business divisions. Prior to that time, Mr. Campbell held several positions at IBM where he was responsible for defining product strategy and coordinating product management efforts. Mr. Campbell graduated cum laude from North Carolina State University with a Bachelor of Science degree in electrical engineering.

Employees

     HiddenMind currently employees ten full-time employees and one part-time employee. The following summarizes the functions of HiddenMind's full-time employees.

         Department                           Head Count
         ----------                           ----------
         Sales and Marketing                       2
         Research and Development                  5
         Professional Services                     1
         Administrative                            1
         Executive                                 1

Facilities

     HiddenMind leases its 22,740 square foot primary business facility in Cary, North Carolina. HiddenMind makes monthly lease payments under its lease for such facility equal to approximately $41,001 per month. HiddenMind operates its development and deployment servers, research and development and sales and marketing operations through this facility. HiddenMind is currently negotiating a termination of the lease with the landlord of the facility and HiddenMind is currently seeking a new facility with less square footage than its current facility. As of the date hereof, HiddenMind has not entered into a new lease.

Legal Proceedings; Insurance

     HiddenMind is a defendant in a lawsuit entitled Greenspring Ventures LLC et al. v. HiddenMind Technology, Inc. et al., Civil Action No. 5:02-CV-415-BR(3), venued in the United States District Court for the Eastern District of North Carolina (Western Division). The case involves claims of breach of contract and breach of fiduciary duty brought by former shareholders of HMT. and AnyDevice, Inc. against the aforementioned companies, Gerald Trooien, Kenneth Tyra, Ken Walters and Kristopher Tyra. In addition, the plaintiffs have also brought a claim of improper conversion of company property against Gerald Trooien. Other claims of fraud have already been dismissed. HiddenMind and the other defendants believe the case is without merit and intend to vigorously defend such claims.

     From time to time, other lawsuits are filed against HiddenMind in the ordinary course of business. Except as described above, HiddenMind is currently not party to any other litigation.

     HiddenMind carries property, casualty and liability insurance in such amounts and with such coverages as HiddenMind believes to be adequate.

Risk Factors

     HiddenMind's business involves a high degree of risk. To obtain a full understanding of HiddenMind's business, you should consider the following risk factors, as well as all other information set forth herein.

     Commercialization; Limited Revenues to Date

     HiddenMind can give no assurance that HiddenMind's plans and its strategies to commercialize its wireless and mobile platform products can or will be successful, or that HiddenMind will be able to attain significant sales or achieve profitability. Additionally, HiddenMind has generated minimal revenue to date, and there is no guarantee that HiddenMind can, or will be able to, generate revenue in the future. There can be no assurance that HiddenMind can be or will be profitable in the future and will not continue to operate at a loss.

     Need for Financing

     HiddenMind's expansion of its operations will be hindered or delayed until financing is obtained. Such financing could be sought from a number of sources, including, but not limited to, sales of equity or debt securities, loans from banks, loans from affiliates of HiddenMind or other financial institutions. No assurance can be given that HiddenMind will be able to sell any such securities, or obtain such additional financing when needed, or do so on terms and conditions acceptable, or favourable, to HiddenMind, or at all, if and when needed by HiddenMind.

     Unpredictability of Future Results

     As a result of the emerging nature of the markets in which HiddenMind competes, HiddenMind is unable to accurately forecast its future revenues. Any Company projected financial data represents Company management's current projections of possible future results and is dependent on many factors, most of which are not under HiddenMind's control.

     Customers; Reliance on Strategic Relationships

     A significant portion of HiddenMind's revenues depend on HiddenMind' continued relationship with a limited number of customers. There is no assurance that HiddenMind will be able to retain these customers and HiddenMind's loss of any of these customers may have a material adverse effect on HiddenMind's business operations or financial condition. HiddenMind has also established relationships with certain OEMs that it believes are important to its sales and marketing activities. There can be no assurance that (1) some of these OEMs that have significantly greater financial and marketing resources than HiddenMind will not develop or market products and services that will compete with HiddenMind's products and services or (2) some of these OEMs that have limited financial resources will survive and be able to maintain their strategic relationship with HiddenMind.

     Decline in Information Technology Spending

     A decline in the demand for wireless and mobile technology among HiddenMind's current and prospective customers may result in decreased revenues or a lower growth rate because HiddenMind's sales depend, in part, on its customers' level of funding for new or additional wireless and mobile technology systems and services. Moreover, demand for HiddenMind's solutions may be reduced by a decline in overall demand for wireless and mobile technology services. An economic downturn may cause customers to reduce or eliminate wireless and mobile technology spending and cause price erosion for HiddenMind's solutions. In addition, recent development, namely the September 11, 2001 terrorist attacks in the United States and related military actions, as well as future events or effects occurring in response or in connection to those developments, may reduce the amount and delay the timing of capital expenditures by corporations for wireless and mobile technology. Accordingly, HiddenMind cannot guarantee that it will be able to increase or maintain its revenues.

     Dependence on Senior Management; Need for Additional Personnel

     HiddenMind's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, in particular, Gerald Trooien, Chief Executive Officer, and Kristopher Tyra, Chief Technology Officer. HiddenMind's success also depends on its ability to identify, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. HiddenMind may determine in the future to hire a number of sales, business development, marketing, technical and administrative personnel. Competition for such personnel is intense and there can be no assurance that HiddenMind will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to retain and attract the necessary technical, managerial, sales and marketing and administrative personnel could have a material adverse impact on HiddenMind's business, financial condition and operations.

     Competition

     HiddenMind faces competition from a number of wireless and mobile technology companies that have advantages over HiddenMind due to their larger customer bases, greater name recognition, long operating and product development history, greater international presence and substantially greater financial, technical and marketing resources. As a result, the market for wireless and mobile technology platforms has been and continues to be intensely competitive. Some competitors have become more aggressive with their pricing, payment terms and/or issuance of contractual implementation terms or guarantees. HiddenMind may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favourable terms. HiddenMind expects competition to persist and intensify, which could negatively impact HiddenMind's operating results and market share.

     Response to Technological Changes; New Products

     HiddenMind will be unable to compete effectively if it is unable to:

     o maintain and enhance its technological capabilities to correspond to emerging environments and standards;

     o develop and market products and services that meet changing customer needs; and

     o anticipate or respond to technological changes on a cost-effective and timely basis.

     HiddenMind's core technologies face competition from new or revised technologies that may render its existing technology less competitive or obsolete, reducing the demand for its solutions. As a result, HiddenMind must continually redesign its products to incorporate these new technologies and to adapt its products to operate on, and comply with, evolving industry standards for hardware and software platforms. In addition, conflicting new technologies present HiddenMind with difficult choices of which new technologies to adopt. If HiddenMind fails to anticipate or respond adequately to technological developments, or experience significant delays in product development or introduction, its business and operating results will be negatively impacted.

     In addition, to the extent HiddenMind determines that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies may require HiddenMind to make significant capital investments. HiddenMind may not be able to obtain capital for these purposes and investments in new technologies may not result in commercially viable technological products. The loss of revenue and increased costs to HiddenMind from such changing technologies would adversely affect HiddenMind's business and operation results.

     Maintenance of Intellectual Property; Risks of Infringement

     HiddenMind's success is dependent on its intellectual property. HiddenMind regards some of its products as proprietary, and relies, and will continue to rely, on a combination of contract, patent, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. However, existing trade secrets and copyright laws afford only limited protection.

                                  SCHEDULE "C"







                    Pro Forma Consolidated Financial Statements
                    (Expressed in United States dollars)


                    INFOWAVE  SOFTWARE,  INC.



                    Three months ended March 31, 2003
                    Year ended December 31, 2002

                    (Unaudited - see Compilation Report)

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada




COMPILATION REPORT TO THE DIRECTORS

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Infowave Software, Inc. as at March 31, 2003 and the pro forma consolidated statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002. These pro forma consolidated financial statements have been prepared for inclusion in the information circular relating to the annual and extraordinary general meeting of the Company. In our opinion, the pro forma consolidated balance sheet and the pro forma combined statements of operations have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.



KPMG LLP



Chartered Accountants

Vancouver, Canada
May 30, 2003

[GRAPHIC OMITTED]          KPMG LLP, a Canadian owned limited liability
                           partnership established under the laws of Ontario, is the Canadian member firm of KPMG
                           International, a Swiss nonoperating association.

INFOWAVE SOFTWArE, INC.
Pro Forma Consolidated Balance Sheet
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

March 31, 2003

===================================================================================================================
                                                                             Pro forma
                                         Infowave       HiddenMind         adjustments                Infowave
                                        Software,      Technology,     and eliminating               Software,
                                             Inc.              LLC             entries                    Inc.
-------------------------------------------------------------------------------------------------------------------
                                                                              (note 2)
Assets

Current assets:
     Cash and cash equivalents      $   2,264,686    $      10,031     $     3,000,000  (b)    $     5,274,717
     Short-term investments               358,112                -                   -                 358,112
     Accounts receivable                  425,974                -                   -                 425,974
     Inventory                              1,019                -                   -                   1,019
     Prepaid expenses and deposits         66,286           36,851                   -                 103,137
     --------------------------------------------------------------------------------------------------------------
                                        3,116,077           46,882           3,000,000               6,162,959

Fixed assets                              498,761          798,274                   -               1,297,035

Other assets                               27,181          797,620                   -                 824,801

Goodwill                                        -                -             558,439                 558,439
-------------------------------------------------------------------------------------------------------------------

                                    $   3,642,019    $   1,642,776     $     3,558,439         $     8,843,234
===================================================================================================================

Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
     Accounts payable and
       accrued liabilities          $     729,661    $     152,110     $             -         $       881,771
     Deferred revenue                     297,718           18,000                   -                 315,718
     --------------------------------------------------------------------------------------------------------------
                                        1,027,379          170,110                   -               1,197,489

Shareholders' equity (deficiency):
     Share capital                     56,564,963                -           2,031,105  (a)         61,596,068
                                                                             3,000,000  (b)
     Additional paid-in capital            15,941                -                   -                  15,941
     Members' equity                                     8,457,784          (8,457,784) (a)                  -
     Other equity instruments           1,613,096                -                   -               1,613,096
     Deficit                          (55,297,602)      (6,985,118)          6,985,118  (a)        (55,297,602)
     Cumulative translation
       account                           (281,758)               -                   -                (281,758)
     --------------------------------------------------------------------------------------------------------------
                                        2,614,640        1,472,666           3,558,439               7,645,745
-------------------------------------------------------------------------------------------------------------------

                                    $   3,642,019    $   1,642,776     $     3,558,439         $     8,843,234
===================================================================================================================

See accompanying notes to pro forma consolidated financial statements.

Approved on behalf of the Board:

"Thomas Koll"                                  "Jim McIntosh"
-------------------------                      ---------------------------
Chairman                                       Chairman, Audit Committee

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

INFOWAVE SOFTWArE, INC.
Pro Forma Combined Statement of Operations
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

Three months ended March 31, 2003

===================================================================================================================
                                                                             Pro forma
                                         Infowave       HiddenMind         adjustments                Infowave
                                        Software,      Technology,     and eliminating               Software,
                                             Inc.              LLC             entries                    Inc.
-------------------------------------------------------------------------------------------------------------------
                                                                              (note 2)

Sales                            $        411,856   $       51,870       $           -         $       463,726

Cost of goods sold                         56,839                -                   -                  56,839
-------------------------------------------------------------------------------------------------------------------

Gross profit                              355,017           51,870                   -                 406,887

Expenses:
     Research and development             489,803          420,658                   -                 910,461
     Sales and marketing                  356,274          306,356                   -                 662,630
     Administration                       317,787          209,745                   -                 527,532
     Depreciation and
       amortization                       108,310           45,142                   -                 153,452
     --------------------------------------------------------------------------------------------------------------
                                        1,272,174          981,901                   -               2,254,075
-------------------------------------------------------------------------------------------------------------------

Loss from operations                      917,157          930,031                   -               1,847,188

Other expenses (income):
     Interest and other income            (14,787)            (179)                  -                 (14,966)
     Foreign exchange                      53,090                -                   -                  53,090
     --------------------------------------------------------------------------------------------------------------
                                           38,303             (179)                  -                  38,124
-------------------------------------------------------------------------------------------------------------------

Loss for the period              $        955,460   $      929,852       $           -         $     1,885,312
===================================================================================================================

Loss per share:
     Basic                       $           0.01   $                    $                     $          0.02
     Weighted average number
       of common shares                66,627,800                                                  111,099,296

===================================================================================================================

See accompanying notes to pro forma consolidated financial statements.

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

INFOWAVE SOFTWArE, INC.
Pro Forma Combined Statement of Operations
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

Year ended December 31, 2002

===================================================================================================================
                                                                             Pro forma
                                         Infowave       HiddenMind         adjustments                Infowave
                                        Software,      Technology,     and eliminating               Software,
                                             Inc.              LLC             entries                    Inc.
-------------------------------------------------------------------------------------------------------------------
                                                                              (note 2)

Sales                            $      1,821,041   $      761,784       $           -         $     2,582,825

Cost of goods sold                        408,654           19,042                   -                 427,696
-------------------------------------------------------------------------------------------------------------------

Gross profit                            1,412,387          742,742                   -               2,155,129

Expenses:
     Research and development           2,505,329        3,525,629                   -               6,030,958
     Sales and marketing                3,855,068        2,811,534                   -               6,666,602
     Administration                     2,016,675        4,108,200                   -               6,124,875
     Restructuring                      1,415,380                -                   -               1,415,380
     Depreciation and
       amortization                     1,383,675        2,251,406                   -               3,635,081
     Impairment of intangibles                  -        6,937,753                   -               6,937,753
     --------------------------------------------------------------------------------------------------------------
                                       11,176,127       19,634,522                   -              30,810,649
-------------------------------------------------------------------------------------------------------------------

Loss from operations                    9,763,740       18,891,780                   -              28,655,520

Other expenses (income):
     Interest and other income            (47,675)         (43,630)                  -                 (91,305)
     Interest expense                           -           38,643                   -                  38,643
     --------------------------------------------------------------------------------------------------------------
                                          (47,675)          (4,987)                  -                 (52,662)
-------------------------------------------------------------------------------------------------------------------

Loss for the period              $      9,716,065   $   18,886,793       $           -         $    28,602,858
===================================================================================================================

Loss per share:
     Basic                       $           0.18   $                    $                     $          0.26
     Weighted average number
       of common shares                52,877,973                                                  111,099,296
===================================================================================================================

See accompanying notes to pro forma consolidated financial statements.

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

INFOWAVE SOFTWArE, INC.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

Three months ended March 31, 2003

--------------------------------------------------------------------------------

1.   Proposed arrangement and basis of presentation:

     The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the information circular relating to the general and extraordinary general meeting of Infowave Software, Inc. ("Infowave") and the issue of common shares in connection with a proposed Asset Purchase Agreement with HiddenMind Technology, LLC ("HiddenMind") and a Private Placement Agreement with the controlling shareholder of HiddenMind. The pro forma consolidated financial statements give effect to these proposed arrangements between Infowave and HiddenMind and Infowave and HiddenMind's controlling shareholder.

     The pro forma consolidated financial statements have been prepared from information included in the Company and HiddenMind's financial statements for the periods presented and the additional information provided in note 2.

     The  pro  forma  consolidated   financial  statements  should  be  read  in
     conjunction with the historical financial statements of each company and other information included in this circular.

2.   Pro forma assumptions and adjustments:

     The pro forma consolidated balance sheet as at March 31, 2003 has been prepared assuming that the transactions occurred on that date. The combined statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 have been compiled assuming the transactions occurred at the beginning of the periods presented. These pro forma consolidated statements of operations are not necessarily indicative of the results of operations that would have been attained had the acquisition taken place at the beginning of the periods presented and does not purport to be indicative of the effects that may be expected to occur in the future.

     The pro forma consolidated financial statements give effect to the following transactions:

     (a) Acquisition of HiddenMind and related elimination of HiddenMind's share capital and deficit under the terms of the proposed Asset Purchase Agreement by Infowave to acquire substantially all of the assets of HiddenMind in exchange for 14,966,034 units comprising of one common share and one-half of a share purchase warrant to be issued to the shareholders of HiddenMind. Each unit has an estimated fair value of Cdn$0.19, giving rise to an aggregate purchase price of US$2,031,105. Each full warrant entitles HiddenMind to purchase one additional common share of Infowave at an exercise price of Cdn$0.19 until the second anniversary of the Closing Date.

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

INFOWAVE SOFTWArE, INC.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

Three months ended March 31, 2003

--------------------------------------------------------------------------------

2.   Pro forma assumptions and adjustments (continued):

     (a)  (continued):

          The fair value assigned to the consideration issued will be assigned to the assets acquired and liabilities assumed based on their fair values at the consummation date of the acquisition. The preliminary allocation of the purchase cost is as set out in the pro forma consolidated balance sheet. The excess of the fair value of the consideration issued over the identifiable assets acquired and liabilities assumed, being $558,439, has been assigned to goodwill. This goodwill will not be amortized but will be assessed for impairment annually. This allocation is preliminary only and will change to reflect changes to the fair value of HiddenMind's assets and liabilities at the consummation date.

     (b) Completion of the proposed US$3,000,000 Private Placement of 29,473,684 units at a price of Cdn$0.1425 per unit to the controlling shareholder of HiddenMind. Each unit is comprised of one common share and one-half of a share purchase warrant to acquire a common share of Infowave at an exercise price of Cdn$0.19 until the second anniversary of the Closing Date.

3.   Share capital:

     Authorized:

          200,000,000 voting common shares without par value

     Issued as at March 31, 2003:

================================================================================
                                                Number
                                             of shares               Amount
--------------------------------------------------------------------------------

Infowave Software, Inc. share capital
prior to acquisition                        66,659,578       $   56,564,963

Common shares issued to HiddenMind
under the Asset Purchase Agreement          14,966,034            2,031,105

Common shares issued to the controlling
shareholder of HiddenMind under the
Private Placement                           29,473,684            3,000,000
--------------------------------------------------------------------------------

Pro forma balance, March 31, 2003          111,099,296       $   61,596,068
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

INFOWAVE SOFTWArE, INC.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited - see Compilation Report)
(Expressed in United States dollars)

Three months ended March 31, 2003

--------------------------------------------------------------------------------

4.   Reconciliation to Canadian generally accepted accounting principles:

     The financial statements of HiddenMind have originally been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America. These measurement principles differ in the following material respects from those in Canada:

     (a)  Balance sheet:

     ===========================================================================
                                                                   Period ended
                                                                      March 31,
                                                                           2003
     ---------------------------------------------------------------------------

     Total assets:
       Total assets in accordance with United States
       and Canadian GAAP                                         $    1,642,776
     ===========================================================================

     Liabilities and shareholders' equity:
       Total liabilities and shareholders' equity
       in accordance with United States and Canadian GAAP        $    1,642,776
     ===========================================================================

     (b)  Net loss:

     ===========================================================================
                                              Period ended           Year ended
                                                 March 31,         December 31,
                                                      2003                 2002
     ---------------------------------------------------------------------------

     Net loss:
       Loss from continuing operations
        in accordance with US GAAP          $      929,852       $   19,385,476

       Adjustment for extraordinary
        gain arising from negative
        goodwill on asset acquisition (d)                -             (172,700)

       Adjustment for amortization
        differences arising from step
        acquisition accounting for the
        purchase of a subsidiary (d)                     -             (325,983)
     ---------------------------------------------------------------------------

     Loss in accordance with Canadian GAAP  $      929,852       $   18,886,793
     ===========================================================================

     (c) The balances of HiddenMind presented in these pro forma consolidated financial statements are in accordance with Canadian GAAP and reflect the differences above.

[GRAPHIC OMITTED]
     KPMG LLP                                        Telephone (604) 691-3000
     Chartered Accountants                           Telefax      (604) 691-3031
     Box 10426, 777 Dunsmuir Street                  www.kpmg.ca
     Vancouver BC V7Y 1K3
     Canada

     (d) For United States GAAP purposes, a reorganization transaction on June 21, 2002 whereby the controlling shareholder acquired 100% ownership of HiddenMind has been accounted for at predecessor cost subject to a step acquisition adjustment for the minority interest.

          Under Canadian GAAP, this reorganization transaction is accounted for at the predecessor cost base, given the continuity of interests.

                                  SCHEDULE "D"




















                   Financial Statements
                   (Expressed in United States dollars)



                   HIDDENMIND TECHNOLOGY, LLC



                   Three month periods ended March 31, 2003 and 2002 (unaudited) Years ended December 31, 2002, 2001 and 2000

[GRAPHIC OMITTED]    MAHONEY
                     ULBRICH
                     CHRISTIANSEN
                     RUSS P.A.
                     CERTIFIED PUBLIC ACCONTANTS

                     30 EAST PLATO BOULEBARD SAINT PAUL, MN 55107-1809 TELEPHONE 651.227.6695 FACSIMILE 651.227.9796

To the Member
  of HiddenMind Technology, LLC
Saint Paul, Minnesota

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

We have audited the accompanying balance sheets of HiddenMind Technology, LLC (including HiddenMind Technology, Inc. through June 25, 2002) as of December 31, 2002 and 2001, and the related statements of operation, equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of HiddenMind Technology, Inc. as of December 31, 2000, were audited by other auditors whose report dated March 16, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HiddenMind Technology, LLC (including HiddenMind Technology, Inc. through June 25, 2002) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended in conformity with accounting principles generally accepted in the United States of America.

                                         Mahoney Ulbrich Christiansen & Russ P A

Saint Paul, Minnesota
May 19, 2003

HIDDENMIND TECHNOLOGY, LLC
Balance Sheets
(Expressed in United States dollars)

===================================================================================================================
                                                            March 31,        December 31,         December 31,
                                                                 2003                2002                 2001
-------------------------------------------------------------------------------------------------------------------
                                                          (Unaudited)
Assets

Current assets:
     Cash                                              $        9,911      $       15,111       $    5,737,797
     Accounts receivable                                            -                   -               84,278
     Due from officer                                               -                   -               12,326
     Prepaid expenses                                           3,035                   -               63,903
-------------------------------------------------------------------------------------------------------------------
     Total current assets                                      12,946              15,111            5,898,304

Leasehold improvements and equipment                          579,531             579,531            3,043,237
     Less accumulated depreciation and
       amortization                                          (118,886)            (79,257)          (1,100,074)
-------------------------------------------------------------------------------------------------------------------
     Leasehold improvements and equipment, net                460,645             500,274            1,943,163

Restricted cash - leases                                      464,842             464,842              488,998

Lease and other deposits                                       33,816              33,816              101,168

Intangible assets, net                                        174,207             179,720            8,767,470
-------------------------------------------------------------------------------------------------------------------

Total assets                                           $    1,146,456      $    1,193,763       $   17,199,103
===================================================================================================================

Liabilities and Equity

Current liabilities:
     Accounts payable and accrued expenses             $       56,447      $       27,981       $      640,888
     Accrued vacation                                          95,663              98,087              252,212
     Deferred revenues                                         18,000              36,000                    -
     Capital lease payable                                          -                   -              155,732
-------------------------------------------------------------------------------------------------------------------
                                                              170,110             162,068            1,048,832

Redeemable Series C convertible preferred stock                     -                   -           25,000,000

Stockholders' equity:
     Series A convertible preferred stock                           -                   -                5,263
     Series B convertible preferred stock                           -                   -                1,659
     Series D convertible preferred stock                           -                   -                   70
     Series E convertible preferred stock                           -                   -                2,823
     Series F convertible preferred stock                           -                   -                  480
     Common stock                                                   -                   -               11,247
     Additional paid-in capital                                     -                   -           19,716,520
     Accumulated deficit                                            -                   -          (28,587,791)
Members' equity                                               976,346           1,031,695                    -
-------------------------------------------------------------------------------------------------------------------

Total equity                                                  976,346           1,031,695           (8,849,729)
-------------------------------------------------------------------------------------------------------------------

Total liabilities and equity                           $    1,146,456      $    1,193,763       $   17,199,103
===================================================================================================================

See accompanying notes to financial statements.

HIDDENMIND TECHNOLOGY, LLC
Statements of Operations
(Expressed in United States dollars)

===================================================================================================================
                                     Three months   Three months
                                            ended          ended      Year ended     Year ended     Year ended
                                        March 31,      March 31,    December 31,   December 31,   December 31,
                                             2003           2002            2002           2001           2000
-------------------------------------------------------------------------------------------------------------------
                                      (Unaudited)    (Unaudited)

Revenues                             $     51,870  $      44,882   $     761,784   $    701,968     $  126,829

Cost of good sold                               -         17,963          19,042         94,165             -
-------------------------------------------------------------------------------------------------------------------
                                           51,870         26,919         742,742        607,803        126,829
Operating expenses:
     Research and development             420,658        917,513       3,525,629      2,540,163      3,295,122
     Selling and marketing                306,355      1,226,333       2,811,534      4,295,926             -
     Administrative                       209,745      1,045,366       4,108,200      7,103,311      4,542,064
     Depreciation and amortization         45,142      1,045,000       2,180,841      2,559,225        435,084
     Impairment of intangibles                  -              -       7,679,201              -             -
     --------------------------------------------------------------------------------------------------------------
     Total operating expenses             981,900      4,234,212      20,305,405     16,498,625      8,272,270
-------------------------------------------------------------------------------------------------------------------

Loss from operations                     (930,030)    (4,207,293)    (19,562,663)   (15,890,822)    (8,145,441)

Other income (expense):
     Interest income                          179         24,886          43,630        645,078        846,858
     Interest expense                           -         (5,207)        (38,643)          (345)        (1,972)
     --------------------------------------------------------------------------------------------------------------
                                              179         19,679           4,987        644,733        844,886
-------------------------------------------------------------------------------------------------------------------

Loss before extraordinary item           (929,851)    (4,187,614)    (19,557,676)   (15,246,089)    (7,300,555)

Extraordinary item - negative goodwill          -              -         172,200              -              -
-------------------------------------------------------------------------------------------------------------------

Net loss                             $   (929,851)  $ (4,187,614) $  (19,385,476) $ (15,246,089)   $(7,300,555)
===================================================================================================================

See accompanying notes to financial statements.

HIDDENMIND TECHNOLOGY, LLC
Statements of Equity
(Expressed in United States dollars)

Three month periods ended March 31, 2003 (unaudited)
Years ended December 31, 2002, 2001 and 2001

=====================================================================================================================
                                        Redeemable
                                       convertible     Convertible     Convertible      Convertible     Convertible
                                          Series C        Series A        Series B         Series D        Series E
                                         preferred       preferred       preferred        preferred       preferred
                                             stock           stock           stock            stock           stock
---------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999           $         -      $    5,263      $    1,659     $         -     $         -

Repurchase of shares                             -               -               -               -               -
Exercise of stock options                        -               -               -               -               -
Issuance of preferred stock             25,000,000               -               -               -               -
Payments on subscriptions receivable             -               -               -               -               -
Proceeds from sale of restricted
  restricted common stock                        -               -               -               -               -
Deferred compensation associated
  with stock options and
  restricted common stock                        -               -               -               -               -
Reversal of deferred compensation                -               -               -               -               -
Net loss                                         -               -               -               -               -


Balance at December 31, 2000            25,000,000           5,263           1,659               -               -

Issuance of preferred stock                      -               -               -              70               -
Issuance of stock for acquisition                -               -               -               -           2,823
Exercise of stock options                        -               -               -               -               -
Payments on subscriptions receivable             -               -               -               -               -
Reversal of deferred compensation                -               -               -               -               -
Net loss                                         -               -               -               -               -
=====================================================================================================================

Balance at December 31, 2001            25,000,000           5,263           1,659              70           2,823

Redemption of shares                             -               -               -             (70)              -
Redemption of shares                    (2,500,000)              -               -               -               -
Issuance of preferred stock                      -               -               -               -           2,823
Issuance of preferred stock                      -               -               -               -               -
Issuance of anti-dilution shares               836             453             170               -               -
Conversion to common stock                       -               -               -               -          (5,646)
Conversion to common stock                       -               -               -               -               -
Conversion to LLC                      (22,500,836)         (5,716)         (1,829)              -               -
Capital contributions                            -               -               -               -               -
Net loss                                         -               -               -               -               -
=====================================================================================================================

Balance at December 31, 2002                     -               -               -               -               -

Capital contributions                            -               -               -               -               -
Net loss                                         -               -               -               -               -
=====================================================================================================================

Balance at March 31, 2003 (unaudited)  $         -     $         -     $         -     $         -     $         -
=====================================================================================================================



======================================================================================================================
                                       Convertible
                                          Series F                        Additional
                                         preferred            Common         paid-in    Subscriptions        Unearned
                                             stock             stock         capital       receivable    compensation
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999           $         -      $     10,558    $  9,487,269    $   (572,199)   $   (644,332)

Repurchase of shares                             -              (118)       (162,682)              -               -
Exercise of stock options                        -               407          39,053               -               -
Issuance of preferred stock                      -                 -               -               -               -
Payments on subscriptions receivable             -                 -               -         464,699               -
Proceeds from sale of restricted
  restricted common stock                        -               (84)         (5,166)         12,500               -
Deferred compensation associated
  with stock options and
  restricted common stock                        -                 -               -               -         469,968
Reversal of deferred compensation                -                 -         (31,653)              -          31,653
Net loss                                         -                 -               -               -               -
======================================================================================================================

Balance at December 31, 2000                     -            10,763       9,326,821         (95,000)       (142,711)

Issuance of preferred stock                      -                 -         199,930               -               -
Issuance of stock for acquisition              480               349      10,163,595               -               -
Exercise of stock options                        -               135          26,174               -               -
Payments on subscriptions receivable             -                 -               -          95,000               -
Reversal of deferred compensation                -                 -               -               -         142,711
Net loss                                         -                 -               -               -               -
======================================================================================================================

Balance at December 31, 2001                   480            11,247      19,716,520               -               -

Redemption of shares                             -                 -         (15,804)              -               -
Redemption of shares                             -                 -       2,301,577               -               -
Issuance of preferred stock                      -                 -         420,673               -               -
Issuance of preferred stock                    480                 -          71,557               -               -
Issuance of anti-dilution shares                87                 -          (1,546)              -               -
Conversion to common stock                       -             5,646               -               -               -
Conversion to common stock                  (1,047)            1,047               -               -               -
Conversion to LLC                                -           (17,940)    (22,492,977)              -               -
Capital contributions                            -                 -               -               -               -
Net loss                                         -                 -               -               -               -
======================================================================================================================

Balance at December 31, 2002                     -                 -               -               -               -

Capital contributions                            -                 -               -               -               -
Net loss                                         -                 -               -               -               -
======================================================================================================================

Balance at March 31, 2003 (unaudited)  $         -        $      -      $        -    $          -     $         -
======================================================================================================================


====================================================================================
                                        Accumulated      Members'
                                            deficit        equity             Total
------------------------------------------------------------------------------------
Balance at December 31, 1999          $ (6,041,147)     $        -     $  2,247,071

Repurchase of shares                             -               -         (162,800)
Exercise of stock options                        -               -           39,460
Issuance of preferred stock                      -               -                -
Payments on subscriptions receivable             -               -          464,699
Proceeds from sale of restricted
  restricted common stock                        -               -            7,250
Deferred compensation associated
  with stock options and
  restricted common stock                        -               -          469,968
Reversal of deferred compensation                -               -                -
Net loss                                (7,300,555)              -       (7,300,555)
====================================================================================

Balance at December 31, 2000           (13,341,702)              -       (4,234,907)

Issuance of preferred stock                      -               -          200,000
Issuance of stock for acquisition                -               -       10,167,247
Exercise of stock options                        -               -           26,309
Payments on subscriptions receivable             -               -           95,000
Reversal of deferred compensation                -               -          142,711
Net loss                               (15,246,089)              -      (15,246,089)
====================================================================================

Balance at December 31, 2001           (28,587,791)              -       (8,849,729)

Redemption of shares                             -               -          (15,874)
Redemption of shares                             -               -         (198,423)
Issuance of preferred stock                      -               -          423,496
Issuance of preferred stock                      -               -           72,037
Issuance of anti-dilution shares                 -               -                -
Conversion to common stock                       -               -                -
Conversion to common stock                       -               -                -
Conversion to LLC                       28,587,791      16,431,507                -
Capital contributions                            -       3,985,664        3,985,664
Net loss                                         -     (19,385,476)     (19,385,476)
====================================================================================

Balance at December 31, 2002                     -       1,031,695        1,031,695

Capital contributions                            -         874,502          874,502
Net loss                                         -        (929,851)        (929,851)
====================================================================================

Balance at March 31, 2003 (unaudited)  $         -    $    976,346    $     976,346
====================================================================================

HIDDENMIND TECHNOLOGY, LLC
Statements of Cash Flows
(Expressed in United States dollars)

=================================================================================================================================
                                                      Three months    Three months
                                                             ended           ended     Year ended     Year ended      Year ended
                                                         March 31,       March 31,   December 31,   December 31,    December 31,
                                                              2003            2002           2002           2001            2000
---------------------------------------------------------------------------------------------------------------------------------
                                                       (Unaudited)     (Unaudited)

Operating activities:
     Net loss                                        $    (929,851)   $ (4,187,614) $ (19,385,476) $ (15,246,089)   $ (7,300,555)
     Adjustment to reconcile the
       net loss to net cash used
       in operating activities:
         Depreciation and amortization                      39,629         182,000        444,074        825,502         424,349
         Amortization of intangibles                         5,513         863,000      1,736,767      1,733,723          10,735
         Loss on disposal of equipment                           -               -        566,173        310,889               -
         Loss on impairment of intangibles                       -               -      7,679,201              -               -
         Extraordinary item                                      -               -       (172,200)             -               -
         Non-cash compensation expense                           -               -              -        142,711         469,968
         Changes in current assets and liabilities:
              Restricted cash                                    -               -              -              -         (37,500)
              Accounts receivable                                -          18,241         84,278        (82,607)         (1,671)
              Amount due from officer                            -            (158)        12,326         (4,482)         (4,021)
              Prepaid expenses                              (3,035)         (1,436)        63,903         (6,402)        (33,811)
              Accounts payable and accrued
                expenses                                    26,042        (407,031)      (767,032)       160,630         581,445
              Deferred revenue                             (18,000)             -          36,000              -         (75,000)
---------------------------------------------------------------------------------------------------------------------------------
     Net cash used in operating activities                (879,702)     (3,532,998)    (9,701,986)   (12,166,125)     (5,966,061)

Investing activities:
     Acquisition, net of cash acquired                           -               -             -      (1,029,910)              -
     Purchase of leasehold improvements
       and equipment                                             -         (65,602)      (150,502)    (1,001,063)     (1,101,004)
     Increase in trademarks and patents                          -         (23,895)       (72,874)      (136,510)        (52,605)
     Restricted cash                                             -              -          24,156       (263,998)       (187,500)
     Decrease (increase) in deposits                             -             200         67,352        (61,777)         (4,427)
---------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                       -         (89,297)      (131,868)    (2,493,258)     (1,345,536)

Financing activities:
     Proceeds of member contributions                      874,502               -      3,985,664              -               -
     Proceeds from issuance of preferred stock                   -               -        495,533        200,000      25,000,000
     Proceeds from subscription receivable                       -               -              -         95,000         464,699
     Proceeds from sale of common stock                          -               -              -              -           7,250
     Proceeds from exercise of stock options                     -               -              -         26,309          39,460
     Payments to repurchase common and
       preferred stock                                           -               -       (214,297)             -        (162,800)
     Decrease in note receivable from shareholder                -               -              -              -       2,017,800
     Payments on capital leases                                  -         (49,839)      (155,732)       (40,851)        (30,810)
---------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities             874,502         (49,839)     4,111,168        280,458      27,335,599
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                             (5,200)     (3,672,134)    (5,722,686)   (14,378,925)     20,024,002

Cash at beginning of period                                 15,111       5,737,797      5,737,797     20,116,722          92,720
---------------------------------------------------------------------------------------------------------------------------------

Cash at end of period                                $       9,911    $  2,065,663  $       5,111  $   5,737,797    $ 20,116,722
=================================================================================================================================

See accompanying notes to financial statements.

1.   Nature of business:

     HiddenMind Technology, LLC (the "LLC") was formed on June 11, 2002, in accordance with the Delaware Limited Liabilities Company Act. The LLC acquired the assets and assumed the liabilities of HiddenMind Technology, Inc., ("INC.") on June 21, 2002.

     HiddenMind Technology, Inc., was incorporated on May 5, 1994 under the laws of the State of North Carolina. INC. was dissolved effective June 25, 2002.

     The Company provides its customers with wireless solutions to exchange enterprise information and to improve their ability to make real-time business decisions.

2.   Summary of significant accounting policies:

     (a)  Financial statement presentation:

          These financial statements present the operations of INC. and the LLC for the quarter ended March 31, 2003 and the years ended December 31, 2000, 2001 and 2002 as if they were one legal entity (the "Company").

     (b)  Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management estimates are required in the determination of estimated useful lives of equipment and intangibles and provisions for impairment. Actual results could differ from those estimates.

     (c)  Credit risk:

          The Company maintains cash in banks that at times exceeds the federally insured limits. The Company believes it is not exposed to any significant credit risk on these funds.

          Four customers accounted for 100% of revenues for the three months ended March 31, 2003, three customers accounted for 91% of revenues in 2002, two customers accounted for 93% of revenues in 2001, and two customers accounted for 100% of revenues in 2000.

     (d)  Leasehold improvements and equipment:

          Leasehold improvements and equipment are carried at cost. Depreciation is computed primarily using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

     (e)  Intangible assets:

          Intangible assets consisted of trademarks, patents and intellectual property. Intangible assets are being amortized over their useful lives using the straight-line method.

     (f)  Impairment of long-lived assets:

          The Company evaluates leasehold improvements and equipment and intangible assets for potential impairment in compliance with SFAS Number 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Impairment losses are recorded when events and circumstances indicate the asset might be impaired. The impairment loss is measured by comparing the fair value of the asset to its carrying value.

     (g)  Revenue recognition:

          Revenues from product sales are recognized at the time of delivery and customer acceptance. Revenues from services are recognized as the service is performed.

     (h)  Advertising:

          The  Company  charges   advertising  costs  to  expense  as  incurred.
          Advertising costs were $49,184 for the three months ended March 31, 2003, $410,000 in 2002, $859,000 in 2001 and $366,000 in 2000.

     (i)  Research and development costs:

          The Company expenses research and development costs when incurred.

     (j)  Stock options:

          INC. accounts for stock options in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Under APB 25 no compensation expense is recognized for stock options issued to employees at fair value. For stock options granted at exercise prices below the fair value, INC. records deferred compensation expense for the difference between the exercise price of the shares and the fair market value. The deferred compensation expense is amortized over the vesting period of the related options.

     (k)  Income taxes:

          The LLC's profits and losses are included on the members' individual income tax return. Accordingly, no income taxes are payable by the LLC.

3.   Supplemental disclosures of cash flow information:

================================================================================
                                  Three month
                                 period ended
                                    March 31,         Year ended December 31,
                                         2003        2002       2001        2000
--------------------------------------------------------------------------------
                                  (Unaudited)

Cash paid for interest           $          -    $ 43,630      $ 345     $ 1,972
Common and preferred stock
  issued during AnyDevice
  merger                                    -           - 10,167,247           -

================================================================================

     Additionally, Series E and F preferred stock were converted to common stock during 2002.

4.   Restricted cash:

     Restricted cash is held in separate accounts as security for the two office leases.

5.   Acquisition:

     On June 25, 2001, INC. acquired all the shares of AnyDevice.com, Inc. AnyDevice specializes in software infrastructure for mobile and telecom communications. INC. exchanged 348,728 shares of common stock for the common stock of AnyDevice, 2,823,314 shares of Series E preferred and 480,248 shares of Series F preferred for the preferred shares of AnyDevice. The stock option plan of AnyDevice was terminated at the time of this merger and options for INC.'s shares were granted in accordance with the agreement. Outstanding warrants of AnyDevice were exchanged for warrants of INC. in the ratio set forth in the agreement. The accompanying financial statements include the operation of AnyDevice subsequent to the acquisition date.

     The purchase price was as follows:

================================================================================

     Exchange of shares                                         $    10,167,247
     Liabilities assumed, net                                           882,753
     Direct transaction costs                                           439,000
--------------------------------------------------------------------------------

     Fair value of transaction                                  $    11,489,000
--------------------------------------------------------------------------------
     The allocation of the purchase price is as follows:

--------------------------------------------------------------------------------

     Intangible assets                                          $    10,327,000
     Furniture and equipment                                          1,162,000
--------------------------------------------------------------------------------

                                                                $    11,489,000
================================================================================

6.   Leasehold improvements and equipment:

     Leasehold improvements and equipment consist of the following:

===================================================================================================================
                                                                                                     Estimated
                                                   March 31,     December, 31      December 31,   useful lives
                                                        2003             2002              2001        - years
-------------------------------------------------------------------------------------------------------------------
                                                 (Unaudited)

     Furniture and fixtures                     $    169,677     $    169,677      $    989,740          3 - 5
     Leasehold improvements                           95,026           95,026           252,647              5
     Computer equipment                              314,828          314,828         1,800,850              3
-------------------------------------------------------------------------------------------------------------------
                                                     579,531          579,531         3,043,237
     Accumulated depreciation                       (118,886)         (79,257)       (1,100,074)
-------------------------------------------------------------------------------------------------------------------

                                                $    460,645     $    500,274      $ 1,943,163
===================================================================================================================

     Depreciation and amortization expense was $39,629 for the three months ended March 31, 2003, $444,074 in 2002, $825,502 in 2001, and $424,349 in
     2000.

7.   Intangible assets:

     Intangible assets consist of the following:

===================================================================================================================
                                                   March 31,     December 31,      December 31,   Amortization
                                                        2003             2002              2001   period-years
-------------------------------------------------------------------------------------------------------------------
                                                 (Unaudited)

     Intellectual property                       $         -    $           -     $   10,283,060              3
     Trademarks                                       35,278           35,278             46,953          2 - 13
     Patents                                         154,981          154,981            182,215     11.5 - 14.5
     Accumulated amortization                        (16,052)         (10,539)        (1,744,758)
-------------------------------------------------------------------------------------------------------------------

                                                 $   174,207    $     179,720     $    8,767,470
===================================================================================================================

     Intangible assets were adjusted to fair value during 2002 at the time the LLC acquired the assets of INC. Amortization expense was $5,513 for the three months ended March 31, 2003, $1,736,767 in 2002, $1,733,723 in 2001,
     and $10,735 in 2000.

     Estimated future amortization expense is as follows:

================================================================================
     2003 (remaining)                                     $       16,487
     2004                                                         21,800
     2005                                                         20,500
     2006                                                         11,600
     2007                                                         11,600
     Thereafter                                                   92,220
--------------------------------------------------------------------------------
                                                          $      174,207
================================================================================

8.   Leases:

     The Company leases its North Carolina and Atlanta office space and equipment under operating lease agreements. In addition to the base rent the Company pays a portion of the operating costs. The North Carolina office lease requires the Company to maintain a $225,000 letter of credit as security for the lease (the letter of credit is secured by restricted cash, see note 4). Rent expense was $125,000 for the three months ended March 31, 2003, $810,000 in 2002, $821,200 in 2001 and $329,400 in 2000.
     Future minimum lease payments under non-cancelable leases are as follows for the year ended December 31:

================================================================================

     2003 (remaining)                                     $      562,000
     2004                                                        709,000
     2005                                                        649,000
     Later years                                                       -
--------------------------------------------------------------------------------
                                                          $    1,920,000
================================================================================

9.   Capital leases:

     The Company had leased computer equipment under the terms of capital leases. The equipment was returned to the leasing company during 2002.

10.  Retirement plan:

     In December 1997, INC. instituted a qualified 401(k) Retirement Plan (the "Plan"). All full-time employees are eligible to participate and participants may contribute up to 15% of their compensation subject to IRS limitations. INC. provides no matching contribution.

11.  Income taxes:

     INC. had net operating loss carryforwards of approximately $29,000,000 at the time it was dissolved. The net operating loss was lost when INC. was dissolved and liquidated.

12.  Corporate reorganization:

     During June 2002, the directors and shareholders of HiddenMind Technology, Inc., ("INC.") approved the dissolution and liquidation of INC. Pursuant to a Plan of Complete Liquidation, the assets of INC. were distributed to the preferred stockholder and were placed into HiddenMind Technology, LLC.

     The assets of the LLC were revalued as of June 21, 2002, to $1,786,000, consisting of cash and current assets of $1,082,000, furniture and equipment of $538,000 and intangible assets of $166,000. The liabilities of INC. as of June 21, 2002, were $697,000. The operations of INC. were continued in the LLC.

     The corporate reorganization resulted in $172,200 of negative goodwill being recorded. The negative goodwill was reported as an extraordinary item in 2002.

13.  Stock plans:

     During 1998, INC. adopted the HiddenMind Technology, Inc. Stock Option Plan (the "Plan"). The Plan provides for the granting of options to purchase common stock to employees, directors, consultants, advisors and contractors. The Plan permits granting of both incentive stock options and nonqualified stock options. The terms of the stock option grants, including the purchase price per share and vesting periods, are determined by the Board.

     The Plan was dissolved in June 2002.

     The following summarizes activity in the Plan of INC.:

================================================================================
                                                     Number of          Weighted
                                        Available      options          average
                                        for grant  outstanding    exercise price
--------------------------------------------------------------------------------

     Balance at December 31, 1999       1,700,000    1,972,000    $       0.3770

     Granted                           (1,100,110)   1,100,110            2.6250
     Canceled                             518,577     (518,577)           1.4073
     Exercised                                  -     (406,840)           0.0970
--------------------------------------------------------------------------------

     Balance at December 31, 2000       1,118,467    2,146,693            1.3332

     Increase in shares available       1,593,840            -                 -
     Granted                           (2,681,906)   2,681,906            2.6250
     Canceled                             865,028     (865,028)           2.1807
     Exercised                                  -     (136,344)           0.1930
--------------------------------------------------------------------------------

     Balance at December 31, 2001         895,429    3,827,227            2.0875

     Increase in shares available         250,000            -                 -
     Granted                              (10,500)      10,500            2.6250
     Canceled                          (1,134,929)  (3,837,727)           2.0890
     Exercised                                  -            -                 -
--------------------------------------------------------------------------------

     Balance at December 31, 2002 and
       March 31, 2003 (unaudited)               -            -    $            -
================================================================================

     INC. had a restricted common stock plan for employees. The Plan was dissolved in June 2002.

14.  HiddenMind Technology, Inc. stock:

     The following summarizes the types of common and preferred stock authorized and issued by INC.:

===================================================================================================================
                                                                                                 Number issued
                                                                                               and outstanding
                                                                                   Number         December 31,
     Type                                                   Par value          authorized                2001
-------------------------------------------------------------------------------------------------------------------

     Common stock                                           $  0.001          150,000,000           11,247,328
     Series A convertible preferred stock                      0.001            5,263,344            5,263,344
     Series B convertible preferred stock                      0.001            1,658,608            1,658,608
     Redeemable Series C convertible
       preferred stock                                         0.001            8,764,242            8,764,242
     Series D convertible preferred stock                      0.001               70,114               70,114
     Series E convertible preferred stock                      0.001            5,646,621            2,823,310
     Series F convertible preferred stock                      0.001              960,497              480,248
     Series G convertible preferred stock                      0.001            2,222,500                    -

===================================================================================================================

     INC. had authorized 50,000,000 shares of preferred stock. The preferred stock was allocated to the categories of preferred stock as shown above.

     The Series A, B, C, D, E and F preferred stock are convertible at the option of the holder into shares of common stock on a one for one basis.

     The Series G preferred stock is convertible at the option of the holder into shares of common stock on a one preferred share for ten common shares basis.

     Anytime after the fifth anniversary of the issuance of the Series C preferred stock, the holders may require INC. to redeem any or all shares.

     The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the preferred shares are convertible.

     Upon liquidation, dissolution or winding up of INC. holders of the preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets to holders of common stock, plus any declared but unpaid dividends.

     During 2002 the Series E and F preferred stock were converted to common stock. Consequently, the anti-dilution provisions of the Series A, B C and F preferred stock required INC. to issue 1,546,001 additional shares of common stock to holders of the Series A, B, C and F preferred stock.

     Dissolution and cancellation of all shares of INC. was effective June 25, 2002.

15.  Contingencies:

     The LLC and INC. are defendants in a lawsuit brought by former shareholders of INC. Management has hired legal counsel for representation in this matter. Discovery is in the early stages, and no estimate is available as to the amount of damages, if any, which could exceed insurance coverage.

     The North Carolina office lease requires the Company maintain a $225,000 letter of credit as security for the lease (the letter of credit is secured by restricted cash, see note 4).

16.  Subsequent events:

     Management of the LLC is in negotiations to sell the assets of the LLC, except for the real estate leases.

     During 2003, the LLC reduced expenses and the workforce of the LLC to reduce operating losses.

     Subsequent to March 31, 2003, the Company terminated its Atlanta office lease and paid a termination fee. Additionally, the Company sub-let a portion of its North Carolina office to a third party and is trying to terminate the lease.

                                  SCHEDULE "E"
                                [GRAPHIC OMITTED]


May 22, 2003

Board of Directors
Infowave Software, Inc.
4664 Lougheed Highway, Suite 200
Burnaby, BC V5C 5T5 Canada

Dear Members of the Board:

Infowave Software, Inc. ("Infowave") is acquiring certain assets of HiddenMind Technology, LLC ("HiddenMind") pursuant to a purchase agreement dated May 22, 2003 (the "Agreement"). In exchange for such consideration, Infowave shall deliver to HiddenMind 14,966,034 units at a price of CDN $0.19 per unit (the "Transaction"). Each unit is comprised of one common share of Infowave and one-half of a warrant to purchase an additional common share of Infowave at a price of CDN $0.19 per unit.

You have asked us whether, in our opinion, the Transaction is fair from a financial point of view.

For the purposes of the opinion set forth herein, we have, among other things:

     (1) Reviewed and analyzed business and financial information publicly available on Infowave;
     (2) Reviewed certain information relating to the business, revenue, assets and prospects of HiddenMind, furnished to us by HiddenMind;
     (3) Conducted discussions with members of the senior management team of Infowave and HiddenMind concerning their respective businesses, prospects and strategic objectives;
     (4) Reviewed the historical market prices and trading activity for Infowave shares;
     (5) Compared the results of operations of HiddenMind with that of certain companies which we deemed to be reasonably similar to HiddenMind;
     (6)  Reviewed the Agreement; and
     (7) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Infowave and
HiddenMind, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities, contingent or otherwise, of Infowave and HiddenMind, nor have we made any physical inspection of the properties or assets of Infowave or HiddenMind. With respect to financial information furnished by HiddenMind, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of its management and have further relied upon the assurances of management of Infowave and HiddenMind that they are not aware of any facts that would make such information inaccurate or misleading. You have informed us, and we have assumed that the Transaction is of mid-term strategic importance to Infowave and HiddenMind, respectively. We have also assumed, with your consent, that obtaining any necessary regulatory approvals and third party consents for the Transaction or otherwise will not have a materially adverse effect on Infowave or HiddenMind. Our opinion as to the fairness of the Transaction does not address the future trading or acquisition value for Infowave shares. Our opinion is necessarily based upon market, economic, and other conditions, as they exist on and can be evaluated as of the date of this letter.

All representations as to the future development of economic and technological spheres, as well as the possible impact on the development of Infowave and HiddenMind's operations, carry the usual risks. However, the representations made in connection with mid-term plans played a decisive role in our analyses. Since our reviews were largely based on information provided by Infowave and HiddenMind, in particular with regard to information on mid-term plans, our liability is limited to the extent of the due and proper implementation of such.

Our review and opinion is rendered on the basis of the information prevailing on May 22, 2003 as well as the engagement letter signed by yourselves on May 22, 2003 (the "Engagement Letter").

We have also acted as financial advisor to Infowave in connection with the Transaction and will receive certain separate fees for such services.

The opinion expressed herein are provided solely for the use of Infowave's Board of Directors in evaluating the Transaction and are not provided on behalf of, or intended to confer rights or remedies upon, any shareholder of Infowave, HiddenMind, or any person other than Infowave's Board of Directors. Our opinion may not be published or otherwise used or referred to without our prior written consent, except as provided in the Engagement Letter. This opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should act with respect to the Transaction.

On the basis of, and subject to the foregoing, as well as the representations made and restrictions noted herein, we are of the opinion that the Transaction is fair from a financial point of view to Infowave and to its shareholders.

Very truly yours,

Agile Equity, LLC

                                  SCHEDULE "F"


             CANADA BUSINESS                   LOI CANADIENNE SUR LES
             CORPORATIONS ACT                   SOCIETES PAR ACTIONS

                 FORM 11                             FORMULE 11
         ARTICLES OF CONTINUANCE               CLAUSES DE PROROGATION
              (SECTION 187)                        (ARTICLE 187)
--------------------------------------------------------------------------------
1.   Name of the corporation                   Denomination de la societe

     INFOWAVE SOFTWARE, INC.
--------------------------------------------------------------------------------
2.   The province or territory in Canada       La province ou le territoireau
     where the registered office is to be      Canada ou doit etre situe siege
     situated                                  social

     British Columbia
--------------------------------------------------------------------------------
3.   The classes and the maximum number       Categories et le nombre maximal
     of shares that the corporation is        d'actions que la societe est
     authorized to issue                      autorisee a emettre

     The Corporation is authorized to issue an unlimited number of Common shares.

     The rights, privileges, restrictions and conditions attaching to the Common shares are as set out on Schedule A annexed hereto.
--------------------------------------------------------------------------------
4.   Restrictions, if any, on share           Restrictions sur le transfert des
     transfers                                actions, s'il y a lieu

     None
--------------------------------------------------------------------------------
5.   Number (or minimum and maximum           Nombre (ou nombre minimal et
     number) of directors                     maximal) d'administrateurs

     A minimum of one (1) and a maximum of ten (10)
--------------------------------------------------------------------------------
6.   Restrictions, if any, on business the   Limites imposees a l'activite
      corporation may carry on               commerciale de la societe, s'il y a
                                             lieu

     None
--------------------------------------------------------------------------------
7.   (1) If change of name effected,         (1)  S'il y a changement de
         previous name                            denomination sociale, indiquer
                                                  la denomination sociale
                                                  anterieure

     Not applicable

     (2) Details of incorporation            (2)  Details de la constitution

     Amalgamated under the Company Act (British Columbia) under the name "Infowave Wireless Messaging Incorporated" effective February 21, 1997 under No. 537157. Change of name to Infowave Software, Inc. effective June 16, 1997.

--------------------------------------------------------------------------------
8.   Other provisions, if any                Autres dispositions, s'il y a lieu

     Authorization to Appoint Additional Directors
     ---------------------------------------------

     The directors may, within the maximum number permitted by the articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.
--------------------------------------------------------------------------------
Date                 | Signature               | 9.  Capacity of - En qualite de
                     |                         |
                     |                         |
---------------------|-------------------------|--------------------------------
For Departmental     | Printed Name - Nom en   |
Use Only             | lettres moulees         |
A l'usage du         |                         |
ministere seulement  |                         |
                     |                         |
Corporation No. - No |                         |
de la societe        |                         |
------------------------------------------------

                     APPENDIX "A" TO ARTICLES OF CONTINUANCE

                                     PART 3

                                  COMMON SHARES
                         SPECIAL RIGHTS AND RESTRICTIONS

3.1 The Common shares (the "Common Shares") shall confer upon the holders thereof and shall be subject to the following rights, restrictions, privileges and conditions:

(a) The Common Shares shall entitle the holders thereof to one vote per Common Share at all meetings of shareholders, except meetings at which only registered holders of another specified class or series of shares are entitled to vote.

(b) The holders of the Common Shares shall, in the absolute discretion of the Directors, be entitled to receive and the Corporation shall pay out of the money of the Corporation properly applicable to the payment of dividends, those dividends as may be declared from time to time in respect of such Common Shares.

(c) In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall be entitled to receive the amount paid up thereon together with any declared but unpaid dividends. The holders of the Common Shares shall be entitled to share in the distribution of any remaining property or assets of the Corporation, pari passu.

                                  SCHEDULE "G"

                SECTION 207 OF THE COMPANY ACT (BRITISH COLUMBIA)


(1)  If,

          (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

          (b)  the resolution referred to in paragraph (a) is passed, and

          (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),

     the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

(2)  On  receiving a notice of intention to act in  accordance  with  subsection
     (1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

(3) The dissenting member must exercise the right given by subsection (2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,

          (a) a notice that the dissenting member requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and

          (b)  the share certificates representing all of those shares,

     and, on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

(4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may

          (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

          (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

          (c) join in the application any other dissenting member who has complied with subsection (3), and

          (d) make consequential orders and give directions it considers appropriate.

(5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection
     (3) must be paid the same price.

(6) The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.

(7)  Every dissenting member who has complied with subsection (3)

          (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

          (b) may not withdraw the requirement to purchase the shares, unless the company consents, and

          (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor of the company.

(8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

(9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act inconsistent with the dissent.

(10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of the company to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.